Exhibit 4.5

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

4FRONT HOLDINGS LLC,

PAUL OVERGAAG,

NATHANIEL AVERILL,

AND

HEALTHY PHARMS, INC.

November 13, 2018

-i-

(continued)

-ii-

(continued)

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(continued)

Page

Exhibits and Schedules

Exhibit A – Form of Release
Exhibit B – Form of Independent Contractor Agreement
Exhibit C – Form of Amended and Restated Lease (Cambridge Location) Exhibit D – Form of Amended and Restated Lease (Georgetown Location) Exhibit E – Form of Note
Exhibit F – Form of Security Agreement
Exhibit G – Form of Termination Agreement

Disclosure Schedule

Schedule 1.1 – Sample Closing Net Working Capital Schedule
Schedule 2.1(f) – Closing Date Payment Schedule
Schedule 2.3 – Inventory; Net Inventory Value

-iv-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2018, by and among Healthy Pharms, Inc., a Massachusetts corporation (the “Company”), Paul Overgaag, an individual (“Overgaag”), Nathaniel Averill, an individual (“Averill” and, together with Overgaag, “ Sellers” and each a “Seller”), and 4Front Holdings LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Section 1.1.

RECITALS

A. Sellers own all of the outstanding capital stock (the “Shares”) in the Company.

B. The parties desire that Sellers contribute Shares (the “Contributed Shares”) with a value equal to $3,500,000 (the “Contributed Shares Consideration”) to Buyer in exchange for the Buyer Shares, upon the terms and subject to the conditions set forth in Section 2.1 in a transaction that is intended to qualify under Code Section 721.

C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all right, title and interest in and to the Shares other than the Contributed Shares (the “Purchased Shares”) in exchange for the Purchased Shares Purchase Price, upon the terms and subject to the conditions set forth in this Agreement.

D. In connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, the parties hereto desire to enter into (or, in some instances, cause their Affiliates to enter into), certain other agreements and arrangements as described below.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms Used in this Agreement. For purposes of this Agreement:

“Action” means any action, claim, complaint, audit, investigation, review, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any arbitral body of competent jurisdiction or Governmental Body.

“Actual Closing Cash” is defined in Section 2.2(b).

“Actual Closing Indebtedness” is defined in Section 2.2(b).

“Actual Closing Net Working Capital” is defined in Section 2.2(b).

“Actual Unpaid Company Transaction Expenses” is defined in Section 2.2(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “ controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the rules and regulations promulgated thereunder.

“Agreement” is defined in the Preamble.

“Annual Financial Statements” is defined in Section 3.15(a).

“Averill” is defined in the Preamble.

“Basket” is defined in Section 8.6(a)(i).

“Board” means the board of directors of the Company.

“Business” means the business of cultivating, processing, manufacturing, and selling cannabis and related products, as conducted by the Company.

“Business Day” means any day, other than a Saturday or Sunday or other day on which banks are required or authorized by law to be closed in Arizona.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Parties” is defined in Section 8.2.

“Buyer Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Buyer, dated as of October 23, 2018.

“Buyer Shares” is defined in Section 2.1(b).

“Cambridge Location” means the Company Real Property located at 98 Winthrop Street, Cambridge, Massachusetts 02138.

“Cap” is defined in Section 8.6(a)(i).

“Cash” means cash and cash equivalents determined in accordance with GAAP, reduced by the amount of all outstanding checks or drafts.

“Closing” is defined in Section 2.4.

“Closing Adjustment” is defined in Section 2.2(a).

“Closing Cash” means the amount of Cash held by the Company as of immediately prior to the Closing; provided that in no event shall Closing Cash include any (i) credit card or debit card receivables or (ii) restricted cash.

“Closing Date” is defined in Section 2.4.

“Closing Date Net Total Consideration” means $27,000,000, as adjusted in respect of the Closing Adjustment in Section 2.2(a).

“Closing Date Payment Schedule” is defined in Section 2.1(f).

“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness of the Company as of immediately prior to the Closing.

“Closing Net Working Capital” means the difference of (i) the Current Assets as of the close of business on the date immediately preceding the Closing Date minus (ii) the Current Liabilities as of the close of business on the date immediately preceding the Closing Date. Closing Net Working Capital shall be prepared in accordance with GAAP and, to the extent not inconsistent therewith, consistently with the methodology used in the sample Closing Net Working Capital schedule attached as Schedule 1.1 hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Articles of Incorporation” is defined in Section 3.1.

“Company Bylaws” is defined in Section 3.1.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than the Company (i) that is licensed to the Company, or (ii) for which the Company has received from such Person a covenant not to sue or assert or other immunity from suit.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, including all Company Registered Intellectual Property.

“Company Real Property” is defined in Section 3.12(a).

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by the Company.

“Company Reorganization” is defined in Section 3.1.

“Company Tangible Properties” is defined in Section 3.13.

“Company Transaction Expenses” means any and all fees, costs and expenses incurred by or on behalf of the Company or for which the Company will be liable in connection with the consummation of the Transactions and the Company’s defense and settlement of the Specified Litigation, including: (i) fees, costs and expenses of outside professionals, all legal fees, accounting, management or other similar fees and investment banking fees and expenses; and (ii) unpaid change in control, severance or similar payment obligations of the Company payable as a result of the Transactions (including, in each case, the employer portion of any payroll or employment Taxes payable with respect to such amounts), including (a) under any agreement or arrangement with any employee, consultant or independent contractor of the Company or other arrangement or (b) transaction bonuses, severance or other compensation paid or to be paid to any employee, consultant or independent contractor of the Company resulting from the consummation of the Transactions.

“Contract” means any contract, agreement, commitment, indenture, lease, purchase order, license, note, bond or mortgage, whether oral or written.

“Contributed Shares” is defined in the Recitals.

“Contributed Shares Consideration” is defined in the Recitals.

“Copyrights ” means all copyrights and copyrightable subject matter, including database rights or any other rights in Software, whether or not registered or published, all moral rights, and all registrations and applications for any of the foregoing.

“Covered Persons” is defined in Section 3.27.

“Current Assets ” means the current assets of the Company as determined in accordance with GAAP and, to the extent not inconsistent therewith, consistently with the methodology used in the sample Closing Net Working Capital schedule attached as Schedule 1.1 hereto, excluding Inventory and Cash, provided, however, that the following Cash items, to the extent current assets of the Company as determined in accordance with GAAP, shall be included in (and will not be excluded from) the definition of Current Assets: (i) credit card and debit card receivables and (ii) restricted cash.

“Current Liabilities” means the current liabilities of the Company as determined in accordance with GAAP and, to the extent not inconsistent therewith, consistently with the methodology used in the sample Closing Net Working Capital schedule attached as Schedule 1.1 hereto, excluding (i) Indebtedness of the Company and (ii) Unpaid Company Transaction Expenses. For the avoidance of doubt, all accrued but unpaid payroll and other employee-related liabilities (including but not limited to accrued overtime, vacation and/or paid time off) shall be included as Current Liabilities in the calculation of Closing Net Working Capital.

“Damages” means any loss, liability, Tax, reduction of Tax attribute, damage, amount paid in settlement, judgment, penalty, fine, cost or expense (including reasonable, out-of-pocket costs of investigation and defense and reasonable out-of-pocket attorneys’ and accountants’, consultants’ and experts’ fees and expenses) of any kind or nature whatsoever, whether or not involving a Third Party Claim.

“Determination Date” is defined in Section 2.2(c).

“Disclosure Schedule” is defined in Article 3.

“Dispute Notice” is defined in Section 2.2(c).

“Disputed Amounts” is defined in Section 2.2(c).

“Disqualification Events” is defined in Section 3.27.

“Employee Plan” means “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee benefit plans, policies, programs, agreements and arrangements, whether or not reduced to writing, that are maintained, sponsored or adopted by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate contributes or is obligated to contribute thereunder for current or former employees or other service providers of the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any outstanding liabilities, including, but not limited to, bonus plans, employment (excluding offer letters and employment agreements that do not provide for severance or incentive compensation and that are terminable at will), consulting or other compensation agreements, retirement, pension, profit-sharing, incentive, equity or equity-based compensation, deferred compensation arrangements, change in control, termination, retention or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation and holiday pay, material fringe benefits, salary continuation for disability, hospitalization, medical and retiree medical insurance, life and retiree life insurance plans and programs.

“Enforceability Exceptions” is defined in Section 3.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate ” means any organization that is (i) a member of a “controlled group” of which the Company is a member or (ii) under “common control” with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Estimated Closing Cash” is defined in Section 2.2(a).

“Estimated Closing Date Net Total Consideration” is defined in Section 2.2(a).

“Estimated Closing Indebtedness” is defined in Section 2.2(a).

“Estimated Closing Net Working Capital” is defined in Section 2.2(a).

“Estimated Unpaid Company Transaction Expenses” is defined in Section 2.2(a).

“Financial Statements” is defined in Section 3.15(a).

“FIRPTA Certificate” is defined in Section 2.5(b)(vii).

“First Inventory Payment Amount” is defined in Section 2.3(a).

“First Inventory Payment Period” is defined in Section 2.3(a).

“ Fundamental Representations” means each representation and warranty set forth in Sections 3.1 (Organization), 3.2 (Capitalization), 3.3 (No Subsidiaries), 3.4 (Authorization), 3.19 (Taxes), 3.24 (Brokers), 4.1 (Ownership of the Company), 4.2 (Authorization), 4.5 (Brokers), 5.1 (Organization), 5.2 (Authorization) and 5.5 (Brokers).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Georgetown Location” means the Company Real Property located at 401 E. Main Street, Georgetown, Massachusetts 01833.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitral tribunal.

“Hazardous Material” is defined in Section 3.25.

“Indebtedness” of any Person means, without duplication: (i) any indebtedness of such Person for money borrowed, whether current, short-term or long-term, secured or unsecured;

(ii) all obligations of the type referred to in clause “(i)” of any Persons (a) the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, or (b) secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); (iii) any indebtedness evidenced by any note, bond (including surety bond), debenture or other security; (iv) any liability with respect to interest rate swaps, collars, caps and similar hedging obligations; (v) future payment obligations in connection with the advance acceptance of goods or services (other than trade payables incurred in the Ordinary Course of Business); (vi) any obligations in respect of banker’s acceptances or letters of credit to the extent drawn or for which there are outstanding reimbursement or payment obligations; (vii) any payments owed as a result of a change of control, or otherwise, as a result of the consummation of the Transactions, including payments due under any contract for Indebtedness, employment agreements or compensation and benefit plans and programs (including, in each case, the employer portion of any payroll or employment Taxes payable with respect to such amounts), to the extent not included in Company Transaction Expenses;

(viii) capital leases and purchase money installment loans in accordance with GAAP; (ix) earnouts and other similar obligations in connection with acquisitions; and (x) any accrued and unpaid interest on, or accreted value of, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Indemnification Claims Notice” is defined in Section 8.5(a).

“Indemnified Party” is defined in Section 8.4(a).

“Indemnifying Party” is defined in Section 8.4(a).

“Independent Accountant” is defined in Section 2.2(c).

“Independent Contractor Agreement” is defined in Section 2.5(b)(iii).

“Information Privacy Laws” is defined in Section 3.8(f).

“Intellectual Property” means Intellectual Property Rights and Technology, collectively.

“Intellectual Property Licenses ” means (i) any grant by the Company or any of its Affiliates to any Person of any license, right, permission, consent or non-assertion relating to or under any Intellectual Property used or held for use in the Business and (ii) any grant by any Person to the Company or any of its Affiliates of any license, right, permission, consent or non-assertion relating to or under any Intellectual Property used or held for use in the Business.

“ Intellectual Property Rights” means any of the following rights (anywhere in the world, whether statutory, common law or otherwise and whether now known or hereafter existing under the Laws of any jurisdiction): (i) Patents; (ii) Marks; (iii) Copyrights; (iv) Trade Secrets; (v) rights to enforce, license, and collect royalties or damages resulting from the uses of any of the foregoing; and (vi) any rights equivalent or similar to the foregoing.

“Interim Financial Statements” is defined in Section 3.15(a).

“Inventory” is defined in Section 2.3.

“IRS” means the United States Internal Revenue Service.

“Issued Shares” is defined in Section 3.2(b).

“Knowledge,” including the phrase “to the Company’s knowledge,” means the actual knowledge of each of Overgaag and Averill, after reasonable inquiry. For purposes of this definition, each of Overgaag and Averill shall be deemed to have conducted a “reasonable inquiry” with respect to a particular matter if such individual has (i) consulted the books and records of the Company and (ii) conferred with his direct reports or the other employees of the Company with functional responsibility for the matter in question.

“Labor Law” means any federal, state, or municipal employment, labor, or employment Law, including without limitation the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Immigration Reform and Control Act of 1986, and all amendments to each such Law as well as the regulations issued thereunder.

“Law ” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is, or is required to be, accrued on the financial statements (if any) of such Person.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Marks” means trademarks (including word marks and design marks), service marks, trade names and other business identifiers, trade dress, logos, slogans, Internet domain names, social media accounts and handles and similar designations of source or origin, whether or not registrable as a trademark in any given jurisdiction, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing.

“Material Adverse Effect ” means any event, occurrence, development or change that, individually or in the aggregate is materially adverse to: (i) the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company, taken as a whole; or (ii) the ability of the Company or either Seller to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industry in which the Company operates (unless such conditions affect the Company in a disproportionate manner as compared to the effects of such conditions on other participants in the Company’s industry);

(c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (f) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; or (g) any natural or man-made disaster or acts of God.

“Material Company Contracts” is defined in Section 3.9(a).

“Material Suppliers” is defined in Section 3.22(a).

“Net Inventory Value” is defined in Section 2.3.

“Net Working Capital Target” means Zero Dollars ($0).

“Note” is defined in Section 2.5(c)(i)(2).

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company or any of its Affiliates on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $10,000 per license, or an ongoing licensee fee of less than $2,500 per year.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past customs or practices.

“Overgaag” is defined in the Preamble.

“Patents” means patents and patent applications, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means: (i) statutory liens for current Taxes either (a) that are not yet delinquent or (b) the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP, and such amount is properly disclosed on the Disclosure Schedule; (ii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company and that are not resulting from a breach, default or violation by the Company of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Personal Information ” means all information that has been collected or otherwise obtained by the Company that identifies or would be used to identify an individual, including (i) name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number) and, to the extent identifying, reasonably capable of use for identification, or otherwise being identifiable with an individual, any medical, health or insurance information, gender, date of birth, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual; (ii) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (iii) Internet Protocol addresses or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Post-Closing Adjustment” is defined in Section 2.2(b).

“Post-Closing Statement” is defined in Section 2.2(b).

“Pre-Closing Income Tax Returns” is defined in Section 10.1(a).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date, including (for the avoidance of doubt) the portion of any Straddle Period ending on and including the Closing Date.

“Preliminary Closing Statement” is defined in Section 2.2(a).

“Public Registration” is defined in Section 8.6(i).

“Purchased Shares” is defined in the Recitals.

“Purchased Shares Purchase Price” is defined in Section 2.1(d).

“Real Property Lease” is defined in Section 3.12(a).

“Reasonable Industry Standards” means actions or activities customarily used by prudent operators of businesses that are similarly situated to the Business, but in no event less than those actions and activities that are commercially reasonable.

“Recent Balance Sheet” is defined in Section 3.15(a).

“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Body, including all Patents, registered Copyrights, registered Marks, and domain name registrations and all applications for any of the foregoing.

“Release” is defined in Section 2.5(b).

“Restricted Business” means the business of cultivating, processing, manufacturing, distributing, or selling cannabis or related products.

“Restricted Period” is defined in Section 6.3(a).

“Second Inventory Payment Amount” is defined in Section 2.3(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” is defined in Section 2.5(c)(ii).

“Selected Individuals” is defined in Section 6.1(a).

“Seller” and “Sellers” are defined in the Preamble.

“Seller Indemnified Parties” is defined in Section 8.3.

“Seller Indemnifying Parties” is defined in Section 8.2.

“Selling Stockholders” is defined in Section 8.6(i).

“Shares” is defined in the Recitals.

“Software” means any and all: (i) computer programs, operating systems, applications systems, firmware or software code, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code and whether operational or under development; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) processes, know-how, screens, user interfaces, APIs, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Litigation” means Crimson Galleria Limited Partnership et al. v. Healthy Pharms, Inc. et al., Case No. 1:17-cv-11696-ADB, alleging claims under the Racketeer Influenced and Corrupt Organizations Act and which has been settled prior to the Closing Date. For avoidance of doubt, Specified Litigation shall not include any expansion of the foregoing litigation matters.

“Specified Litigation Settlement Amount” means $1,125,000.

“Specified Representations” means each representation and warranty set forth in Sections 3.8 (Intellectual Property), 3.14 (Inventory; Sufficiency of Assets), 3.15 (Financial Statements; No Undisclosed Liabilities), 3.21 (Compliance with Law and Regulations; Permits), and 3.25 (Environmental Matters).

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add- on minimum, ad valorem, net worth, sales, use, production, lease, transaction privilege, transfer, conveyance, registration, value added, excise, service, service use, natural resources, documentary or documentation, severance, stamp, occupation, premium, windfall profit, profit, environmental (including pursuant to Code Section 59A), escheat and unclaimed property, customs, duties, tariffs, imposts, real property, personal property, capital stock, social security (or similar tax, including Federal Insurance Contribution Act (FICA) tax), employment, unemployment, disability, worker’s compensation, payroll, license, employee withholding, withholding, backup withholding, or other tax, charge, levy, assessment, or fee of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, or in respect of such interest, penalties, additions to tax or additional amounts, in each instance whether disputed or not; (ii) liability for the payment (or non-payment) of any amounts of the type described in clause (i), including but not limited to liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group for any period (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation, tax sharing or tax allocation agreement, arrangement, commitment or understanding, by contract or pursuant to Law, whether as a transferee or successor, to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Contest” is defined in Section 10.1(c).

“Tax Return” means any return, declaration, report, elections, designations, claim for refund or information return or statement relating to Taxes required to be filed with a Governmental Body including (i) if applicable, any information returns or statements, or consolidated, combined or unitary returns, or other documents, whether or not such documents or statements are filed with the IRS (e.g., IRS Form 5472, Treasury Form TD F 90-2.1 and FinCEN Form 114); (ii) any declaration of estimated tax, or reports with respect to backup withholding;

(iii) any schedule or attachment to any of the foregoing; and (iv) any amendment thereof, and any such document, filed or required to be filed in connection with the determination, assessment or collection of any Taxes.

“Taxing Authority” means the IRS or any other Governmental Body having or purporting to exercise jurisdiction with respect to any Tax.

“Technology” means all tangible embodiments of Intellectual Property Rights, including: all Software, designs, websites, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Agreement” is defined in Section 2.5(c)(iii).

“Territory” means the Commonwealth of Massachusetts.

“Third Party” is defined in Section 8.4(a).

“Third Party Claim” is defined in Section 8.4(a).

“Third Party Claims Notice” is defined in Section 8.4(a).

“Trade Secrets ” means trade secrets, know-how and confidential and proprietary information, including without limitation that embodied in any processes, formulas, recipes, or that otherwise provide a commercial advantage.

“Transaction Agreements” means this Agreement, the Release, the Independent Contractor Agreement, the Note, and the Security Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” is defined in Section 2.6.

“Unpaid Company Transaction Expenses” means any Company Transaction Expenses (but only to the extent such Company Transaction Expenses have not been paid by the Company in Cash prior to the Closing and accordingly, the amount of any such paid Company Transaction Expenses has not been included in the calculation of Closing Cash) and, to the extent not included as Current Liabilities, any and all fees, costs and expenses incurred by or on behalf of the Company prior to the Closing (whether or not invoiced) in connection with the Specified Litigation.

“WARN” is defined in Section 6.1(a).

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ means U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale and Contribution of Shares at the Closing.

(a) On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall contribute to Buyer, free and clear of any Liens (other than the Permitted Exceptions), the Contributed Shares.

(b) The consideration for the Contributed Shares shall be 7,605.39 Class E membership units of Buyer (the “Buyer Shares”).

(c) Following the transactions contemplated by Section 2.1(a), on the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Liens (other than the Permitted Exceptions), the Purchased Shares.

(d) The purchase price for the Purchased Shares (the “Purchased Shares Purchase Price”) shall be an amount equal to the Closing Date Net Total Consideration minus the Contributed Shares Consideration.

(e) The consideration for the Purchased Shares shall be adjusted by an amount in cash equal to the Post-Closing Adjustment in accordance with Section 2.2(b).

(f) Attached hereto as Schedule 2.1(f) (the “Closing Date Payment Schedule”) is an illustrative calculation of the Purchased Shares Purchase Price, as adjusted in respect of the Closing Adjustment provided for in Section 2.2(a), based on information available to the Company as of the date hereof. The Closing Date Payment Schedule also sets forth detailed information (as of the date hereof) about the Closing Indebtedness and Unpaid Company Transaction Expenses, including the amounts thereof, respective payees, and wire or other payment instructions. Sellers shall deliver an updated version of the Closing Date Payment Schedule to Buyer for review and acceptance (not to be unreasonably withheld, conditioned or delayed) as part of the Preliminary Closing Statement delivered pursuant to Section 2.2(a).

(g) The Closing Date Net Total Consideration, Closing Indebtedness, and Unpaid Company Transaction Expenses shall be payable to Sellers and the respective payees of the Closing Indebtedness and Unpaid Company Transaction Expenses as set forth on the updated Closing Date Payment Schedule accepted by Buyer in accordance with Section 2.1(f).

(h) The parties acknowledge and agree that Buyer advanced the Specified Litigation Settlement Amount to the Company on or about November 8, 2018, and that the Company executed and delivered a Promissory Note in favor of Buyer, in the aggregate principal amount of $1,125,000, on such date. Effective immediately upon the Closing, such Promissory Note and all of the Company’s obligations thereunder shall be terminated and deemed paid off in full without any further action being required on the part of any of the parties hereto. The parties further acknowledge and agree that the Specified Litigation Settlement Amount has been offset and deducted from their calculation of aggregate Inventory for purposes of determining the Net Closing Inventory in accordance with Section 2.3.

(i) Any disputes arising among the parties as to the calculation of the Purchased Shares Purchase Price shall be resolved pursuant to the dispute resolution provisions set forth in Section 2.2.

2.2 Adjustments.

(a) Closing Adjustment. No later than two (2) days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Preliminary Closing Statement”), together with such supporting documentation as is reasonably requested by Buyer, that references and attaches (i) an unaudited consolidated balance sheet of the Company as of the close of business on the last day of the last full calendar month immediately preceding the month in which the Preliminary Closing Statement is being delivered, and (ii) an updated version of the Closing Date Payment Schedule, setting forth Sellers’ good faith estimate of the Closing Date Net Total Consideration (the “Estimated Closing Date Net Total Consideration”) in sufficient detail to identify on an item-by-item basis the calculation of each item comprising the Estimated Closing Date Net Total Consideration (other than the Net Inventory Value, which will be calculated in accordance with Section 2.3), including good faith estimates of (A) Closing Cash (“Estimated Closing Cash”), (B) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (C) Closing Indebtedness (“Estimated Closing Indebtedness”), (D) Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”), and (E) the Closing Adjustment. Sellers shall prepare the Preliminary Closing Statement in accordance with the principles and methodologies set forth on Schedule 1.1 and the Closing Date Payment Schedule. “Closing Adjustment” means an amount equal to (1) Estimated Closing Cash, plus (2) Estimated Closing Net Working Capital minus (3) the Net Working Capital Target, minus (4) Estimated Closing Indebtedness, minus (5) Estimated Unpaid Company Transaction Expenses. If the Closing Adjustment is a positive number, then the Closing Date Net Total Consideration payable on the Closing Date shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, then the Closing Date Net Total Consideration payable on the Closing Date shall be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment. Within ninety (90) days after the Closing Date, the Company shall prepare and deliver to Sellers a statement (the “Post-Closing Statement”) which shall include: (i) an unaudited consolidated balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date; and (ii) the Company’s good faith calculations of (A) Closing Cash (“Actual Closing Cash”), (B) Closing Net Working Capital (“Actual Closing Net Working Capital”), (C) Closing Indebtedness (“Actual Closing Indebtedness”), (D) Unpaid Company Transaction Expenses (“Actual Unpaid Company

Transaction Expenses”), and (E) the Post-Closing Adjustment. The Post-Closing Statement shall be prepared in accordance with the principles and methodologies set forth on Schedule 1.1 and the Closing Date Payment Schedule. Subject to Section 2.2(c), “Post- Closing Adjustment” means an amount equal to (1) Actual Closing Cash minus Estimated Closing Cash; plus (2) Actual Closing Net Working Capital minus Estimated Closing Net Working Capital; plus (3) Estimated Closing Indebtedness minus the Actual Closing Indebtedness; plus (4) the Estimated Unpaid Company Transaction Expenses minus the Actual Unpaid Company Transaction Expenses. If the Post-Closing Adjustment is a positive number, then Buyer shall pay to Sellers (in accordance with the Closing Date Payment Schedule) an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, then Sellers shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall: (y) be due within five (5) Business Days of the acceptance of the Post-Closing Statement (or if there are Disputed Amounts, then within five (5) Business Days of the Determination Date); and (z) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers (in accordance with the Closing Date Payment Schedule), as the case may be. All payments required pursuant to this Section 2.2(b) will be deemed to be adjustments for Tax purposes to the Purchased Shares Purchase Price.

(c) Examination and Review. Within thirty (30) days following receipt by Sellers of the Post-Closing Statement, Sellers may deliver written notice to the Company of any dispute Sellers may have with respect to the preparation or content of the Post-Closing Statement. Such notice must describe in reasonable detail the disputed items (including Sellers’ calculation of the amount of the disputed item) contained in the Post-Closing Statement and the basis for any such dispute (the “Dispute Notice”). In the event Sellers deliver a Dispute Notice, any items not disputed in such Dispute Notice shall be deemed to have been accepted by Sellers and will be final, conclusive and binding on the parties. If Sellers fail to deliver a Dispute Notice with respect to the Post-Closing Statement within such thirty (30)-day period, such Post-Closing Statement shall be deemed to have been accepted by Sellers and will be final, conclusive and binding on the parties. In the event a Dispute Notice is delivered within the thirty (30)-day review period, the Company and Sellers shall use good faith reasonable efforts to negotiate to resolve such dispute. If the Company and Sellers, notwithstanding such good faith effort, fail to resolve all of the items set forth in the Dispute Notice within thirty (30) days after the delivery by Sellers of such Dispute Notice (or such longer period as may be agreed by the Company and Seller), then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution by the Company and Sellers to an impartial nationally recognized independent accounting firm to be mutually agreed upon (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only. The Company and Sellers shall each direct the Independent Accountant to render a written determination within thirty (30) days of its retention. The Independent Accountant’s determination shall be based solely on the Post-Closing Statement, the Dispute Notice and supporting materials submitted therewith by the Company and Sellers (i.e., not on the basis of an independent review) and on the terms and provisions of this Agreement. The determination of the Independent Accountant shall be binding and conclusive on the parties and not subject to appeal. The Independent Accountant shall only decide the specific items under dispute by the parties and the decision of the Independent Accountant for each Disputed Amount must be within the range of values assigned to each such item in the Post-Closing Statement and the Dispute Notice. The date on which Closing Net

Working Capital, Closing Cash, Closing Indebtedness and Unpaid Company Transaction Expenses are finally determined in accordance with this Section 2.2(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Accountant shall be allocated by the Independent Accountant and apportioned between Sellers, on the one hand, and the Company, on the other hand, in the same proportion that the aggregate amount of such resolved Disputed Items so submitted to the Independent Accountant that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total amount of such resolved Disputed Items so submitted.

(d) Access. For purposes of complying with the terms set forth in this Section 2.2, each party shall use commercially reasonable efforts to cooperate with and provide to the other parties and their respective representatives reasonable access to all relevant information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and any Dispute Notice and the resolution of any disputes thereunder; provided that such access shall be during regular business hours and conducted in a manner that does not materially interfere with the normal business operations of Buyer or the Company, and no party shall be required to take any action that would constitute a waiver of the attorney-client or other privilege or would compromise such party’s confidential information not related to the Business.

2.3 Net Inventory Value; Payment for Inventory. After the close of business on the Business Day immediately prior to Closing, Buyer and Sellers shall complete (or cause to be completed) a comprehensive count of the Company’s inventory, including (without limitation) (i) all of the Company’s cannabis products that have passed testing and are packaged and ready for sale; (ii) all of the Company’s products used to produce final products that have not been individually packaged for sale, such as bulk flower, bulk trim or bulk oils; (iii) pipes, rolling papers, grinders, bongs and vaporizers sold in connection with the use and consumption of cannabis; and (iv) materials purchased for the production of cannabis products, such as nutrients for growing plants, packaging supplies, or food stuffs for the production of edibles or lab reagents (provided that the materials referred to in this clause (iv) shall be considered inventory only if they are in whole, unopened packages or cases) (collectively, and as agreed by the parties prior to the execution of this Agreement, the “Inventory”). An itemized list of the Inventory, including the assigned value of each component of such Inventory (and the discount rate applied to such value, if applicable), and the “Net Inventory Value” after deducting the Specified Litigation Settlement Amount, all as agreed by the parties, is set forth on Schedule 2.3 attached hereto. Buyer shall cause the Company to pay the Net Inventory Value to Sellers as follows:

(a) Within five (5) Business Days following the date that is four (4) months after the Closing Date, the Company shall pay Sellers an amount equal to the lesser of (i) the total gross sales of the Company (which, for this purpose, shall include sales from the Georgetown Location, Cambridge Location, and also Mission Massachusetts’ Worcester location) for the four (4)-month period immediately following the Closing Date (the “First Inventory Payment Period”) multiplied by ten percent (10%) or (ii) the Net Inventory Value (as applicable, the “First Inventory Payment Amount”).

(b) Within five (5) Business Days following the date that is eight (8) months after the Closing Date, the Company shall pay Sellers an amount equal to the lesser of (i) the total gross sales of the Company (which, for this purpose, shall include sales from the Georgetown Location, Cambridge Location, and also Mission Massachusetts’ Worcester location) for the four (4)-month period immediately following the last day of the First Inventory Payment Period multiplied by twenty percent (20%) or (ii) the Net Inventory Value minus the First Inventory Payment Amount (the “Second Inventory Payment Amount”).

(c) Within five (5) Business Days following the first (1st) anniversary of the Closing Date, the Company shall pay Sellers an amount equal to (i) the Net Inventory Value minus (ii) the sum of the First Inventory Payment Amount plus the Second Inventory Payment Amount. Notwithstanding the foregoing, if the Company fails to obtain a recreational/adult use license from the Massachusetts Cannabis Control Commission for the Georgetown Location on or before the following dates, the discount rate applied to the portion of the Inventory specified in Schedule 2.3 shall be increased as set forth below for purposes of determining the adjusted “Net Inventory Value” and the payment required pursuant to this Section 2.3(c):

Deadline for Recreational/ Adult Use License	Increase in Discount Rate	Adjusted Percentage of “Bucket 2” included in Net Inventory Value
8 months after Closing Date	10%	50%
10 months after Closing Date	20% (inclusive of, and not in addition to, above increase)	40%
12 months after Closing Date	30% (inclusive of, and not in addition to, above increase)	30%

For the avoidance of doubt, in no event shall Buyer or the Company be required to make any payments pursuant to this Section 2.3 in excess of the Net Inventory Value. All amounts paid by the Company pursuant to this Section 2.3 shall be paid in cash, by wire transfer of immediately available funds to such account as is directed by Sellers.

2.4 Closing; Delivery. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall be virtual and take place at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 E. Van Buren Street, Suite 1900, Phoenix, AZ 85004, 10:00 a.m. Pacific time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article 7 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

2.5 Deliveries at Closing.

(a) Deliveries by the Company. At or prior to the Closing, the Company shall deliver (or cause to be delivered) to Buyer:

(i) a certificate of the Secretary of the Commonwealth of Massachusetts, dated not more than five (5) Business Days prior to the Closing Date, certifying the good standing of the Company;

(ii) the Termination Agreement, duly executed on behalf of the

Company;

(iii) resignations, effective as of the Closing, duly executed by each officer and director of the Company;

(iv) evidence of the termination of the Company’s current contract with Valerio Romano, including a release of claims in favor of the Company, in form and substance reasonably satisfactory to Buyer;

(v) a certificate, dated as of the Closing Date and signed by the Secretary of the Company, certifying (A) that attached thereto are true and complete copies of (1) the Company Articles of Incorporation, as in effect on the Closing Date, (2) the Company Bylaws, as in effect on the Closing Date, and (3) all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Agreements and the other documents to be delivered hereunder and thereunder;

(vi) the Preliminary Closing Statement;

(vii) payoff letters, in form and substance reasonably acceptable to Buyer and dated no more than two (2) Business Days prior to the Closing Date, with respect to all Closing Indebtedness, if any, listed on the Closing Date Payment Schedule in connection with (A) the satisfaction of such Indebtedness and (B) the termination and release of any Liens related thereto, in each case upon receipt by such lenders, at or promptly following the Closing, of the amounts set forth in such payoff letters; and

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Buyer:

(i) a joinder to the Buyer Operating Agreement, duly executed by each Seller;

(ii) a release of claims in the form of Exhibit A attached hereto (the “Release”), duly executed by each Seller;

(iii) an independent contractor agreement in the form of Exhibit B attached hereto (the “Independent Contractor Agreement”), duly executed by Averill and the Company;

(iv) an amended and restated lease for the Cambridge Location in the form of Exhibit C attached hereto, duly executed by the Company and the Cambridge Location landlord;

(v) an amended and restated lease for the Georgetown Location in the form of Exhibit D attached hereto, duly executed by the Company and the Georgetown Location landlord;

(vi) the Security Agreement, duly executed by each Seller;

(vii) a statement of non-foreign status (a “FIRPTA Certificate”) dated as of the Closing Date, in form and substance required under Regulations Section 1.1445-2(b)(2), duly executed by each Seller;

(viii) stock powers and assignments separate from certificates, duly executed in blank by each Seller, transferring the Shares to Buyer;

(ix) access codes or other information necessary to access Company safes and other devices or locations used to secure cash or other valuables; and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(c) Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver (or cause to be delivered) to Sellers:

(i) an amount equal to the Closing Date Net Total Consideration minus the Contributed Shares Consideration, which amount shall be payable to Sellers as follows:

(1) an amount equal to $20,000,000 minus the amount of any Closing Indebtedness (as provided in the Closing Date Payment Schedule) minus the amount of any Unpaid Company Transaction Expenses (as provided in the Closing Date Payment Schedule) minus the amount by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target minus the $200,000 advanced by Buyer to Sellers prior to the Closing Date shall be paid in cash, by wire transfer of immediately available funds to such account as is directed by Sellers (in accordance with the Closing Date Payment Schedule); and

(2) a subordinated secured promissory note in the principal amount of $3,500,000, substantially in the form of Exhibit E (the “Note”), duly executed by Buyer;

(ii) a security agreement, substantially in the form of Exhibit F (the “Security Agreement”), duly executed by Buyer;

(iii) a termination and mutual release agreement, substantially in the form of Exhibit G (the “Termination Agreement”), duly executed by Buyer and effecting the termination of, and mutual release of any and all claims under, the existing contractual arrangement between the Company and 4Front Advisors;

(iv) the amount of any Closing Indebtedness, payable to the payees thereof as provided in the Closing Date Payment Schedule;

(v) the amount of any Unpaid Company Transaction Expenses,

payable to the payees thereof as provided in the Closing Date Payment Schedule;

(vi) INTENTIONALLY OMITTED; and

(vii) a certificate, dated as of the Closing Date and signed by a duly authorized officer, manager, or member of Buyer, certifying (A) that attached thereto are true and complete copies of (1) the Certificate of Formation of Buyer, as in effect on the Closing Date, (2) the Buyer Operating Agreement, as in effect on the Closing Date, and (3) all resolutions adopted by the Board of Managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Agreements and the other documents to be delivered hereunder and thereunder.

2.6 Transfer Taxes. All sales, use, value added, goods and services, stamp, registration, and similar transfer taxes, fees and duties under applicable Law incurred in connection with the transactions effected pursuant to this Agreement (“Transfer Taxes”) will be borne fifty percent (50%) by Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand, when due. Buyer, at its own expense, shall prepare and timely file all Tax Returns or other documents required to be filed in respect of Transfer Taxes, provided that Sellers shall reasonably cooperate in the filing of any such Tax Returns and shall have a right to review and consent to such Tax Returns.

2.7 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The parties hereto agree to provide Buyer, or to assist Buyer in obtaining, IRS Form W-9 or such other forms or information relating to Buyer’s obligations to withhold as Buyer may reasonably request.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth on the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”), which Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, the Company and each Seller hereby jointly and severally make the representations and warranties contained in this Article 3 to Buyer as of the date of this Agreement and the Closing (unless another date is otherwise specified).

3.1 Organization. The Company has been duly incorporated, is validly existing and is in good standing under the laws of the Commonwealth of Massachusetts, with the requisite corporate power and authority to own, operate or lease the properties that it owns, operates or leases and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which it is required to be so qualified due to the nature of the Company’s activities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company is not in violation of any term or provision of the Company’s articles of incorporation (the “Company Articles of Incorporation”) or the Company’s bylaws (the “Company Bylaws”). Effective as of August 16, 2018, by filing Articles of Entity Conversion with the Secretary of the Commonwealth of Massachusetts, the Company was converted pursuant to M.G.L c. 156D. Section 9.53 from a Massachusetts domestic nonprofit corporation to a Massachusetts domestic business corporation (such conversion, the “ Company Reorganization”). The Company Reorganization was duly authorized by all necessary corporate action and consummated in compliance with applicable Law. Prior to the Company Reorganization, the Company was duly formed as a Massachusetts domestic nonprofit corporation.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 275,000 shares of common stock.

(b) As of the date of this Agreement, 275,000 shares of common stock are issued and outstanding (“Issued Shares”), all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of common stock are held in the treasury of the Company; and (iii) the Issued Shares are the only issued and outstanding equity securities of the Company. Section 3.2(b) of the Disclosure Schedule sets forth the capitalization and ownership of the Company.

(c) There are no options, calls, warrants, preemptive rights, antidilution rights or other rights, rights agreements, stockholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company, or other right of any Person to acquire from the Company or any Seller, or pursuant to which the Company or any Seller is obligated to issue or sell, any Shares, or any other securities of the Company. There are no contractual obligations of the Company to redeem or otherwise acquire any Shares or any other securities of the Company. The Company has not issued any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company or the profits or assets of the Company, or rights to share in the profits or proceeds upon any dissolution, liquidation, sale or transfer of the Company or its assets and there are no outstanding stock appreciation rights issued by the Company with respect to the capital stock of the Company.

(d) Without limiting the foregoing, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which the Company or any of the Company’s officers or directors is a party or by which they are bound, that directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any capital stock of the Company.

3.3 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in, any other Person.

3.4 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to consummate the Transactions, and to perform its obligations hereunder and thereunder. All corporate action required to be taken by the Board and the shareholders of the Company in order to authorize the Company to enter into the Transaction Agreements to which it is a party has been taken prior to the Closing, and no other action on the part of the Company is necessary to authorize the Transaction Agreements and the Transactions. The Transaction Agreements to which the Company is a party (assuming the due authorization, execution and delivery by the other parties thereto) constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other Laws of general application affecting the enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (the “Enforceability Exceptions”).

3.5 INTENTIONALLY OMITTED.

3.6 Conflicts; Consents of Third Parties.

(a) Assuming the accuracy of the representations made by Buyer in Article 5 of this Agreement, except as set forth in Section 3.6(a) of the Disclosure Schedule, no material consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Company in connection with: (i) the execution and delivery of this Agreement and the other Transaction Agreements, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the Transactions; or (ii) the continuing validity and effectiveness immediately following the Closing of any material Permit of the Company.

(b) None of the execution and delivery by the Company of this Agreement or the other Transaction Agreements or the consummation of the Transactions will conflict with, or result in a violation or breach of (with or without notice or lapse of time, or both), give rise to a right of termination or cancellation under any provision of, cause the creation of any Lien under, give rise to any obligation of the Company to make any payment under any provision of, or cause the change of any right or obligation or the loss of any benefit to which the Company is entitled under: (i) the Company Articles of Incorporation or the Company Bylaws; (ii) any Contract to which the Company is party or any material Permit by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any Law applicable to the Company, except in the case of clauses (ii) through (iv), where such conflict, violation, breach or other issue would not reasonably be expected to have more than an immaterial adverse effect on the Company, the Business or the parties’ ability to consummate the Transactions.

3.7 Litigation. Other than the Specified Litigation and as set forth in Section 3.7 of the Disclosure Schedule, there is no Action pending or, to the Company’s knowledge, threatened against the Company or any of the shareholders, officers, directors or employees of the Company (in each case, acting in their capacity as such). Neither the Company nor, to the Company’s knowledge, any of the shareholders, officers, directors or employees of the Company, is a party to, or is named as subject to, the provisions of any Order (in the case of officers, directors and employees of the Company solely in their capacity as such and as would materially adversely affect the Company or the Transactions). There is no Action by the Company pending or which the Company has taken any material steps to initiate. Section 3.7 of the Disclosure Schedule includes a description of all Actions (other than the Specified Litigation) to which the Company, or any of the shareholders, officers, directors or employees of the Company (in each case, acting in their capacity as such) is a party, in each case in connection with the Business occurring, arising or existing during the past three (3) years.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Disclosure Schedule sets forth a true, correct and complete list of all (i) Company Registered Intellectual Property; (ii) unregistered Marks owned by the Company that are material to the Business; and (iii) Software developed, customized or created by or for the Company, excluding any shrink-wrap software, if any.

(b) Except as set forth in Section 3.8(b) of the Disclosure Schedule, the Company owns the Company Owned Intellectual Property, free and clear of any and all Liens, and has the right to use the Company Licensed Intellectual Property. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property used or held for use by the Company and that is necessary for the conduct of the Business as currently conducted.

(c) To the knowledge of the Company, none of the Company Owned Intellectual Property is subject to any outstanding Order that restricts the use, sale, transfer, licensing or exploitation thereof by the Company.

(d) There is no Action pending nor has the Company or any of its Affiliates received any written communications in the five (5) year period prior to the date of this Agreement (i) alleging that the Company or any Affiliate of the Company has, with respect to the Business, infringed, misappropriated or otherwise violated or, by conducting the Business, would infringe, misappropriate or otherwise violate any of the Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company or any Affiliate of the Company to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any products or services of the Business or to the conduct of the Business. To the knowledge of the Company, except as set forth in Section 3.8(d) of the Disclosure Schedule, (1) the conduct of the Business as currently conducted and the use of the Company Owned Intellectual Property by the Business do not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person in any material respect, and (2) no Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property. This Section 3.8(d) constitutes the sole representation and warranty of the Company and Sellers under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the Company of the Intellectual Property Rights of any other Person.

(e) The Company has taken commercially reasonable measures to protect the confidentiality of (i) all Trade Secrets material to the Business and (ii) the Trade Secrets of any other Person to whom the Company has a confidentiality obligation in connection with the Business with respect to such other Person’s Trade Secrets. All current and former employees, consultants and contractors of the Company who created, conceived or developed any of the Company Owned Intellectual Property have executed and delivered intellectual property assignment agreements assigning all Intellectual Property Rights in such Company Owned Intellectual Property on behalf of the Company or have otherwise created, conceived or developed such Company Owned Intellectual Property within the scope of their employment as a work-made-for-hire.

(f) The Company is in compliance in all material respects with applicable United States Laws relating to Personal Information, privacy or data protection (“Information Privacy Laws”). Except as required to operate the Business or in accordance with Information Privacy Laws, the Company has not disclosed and has no obligation to disclose, any Personal Information related to or obtained in connection with the Business to any third party. To the knowledge of the Company, the Company has not received written notice of any claims relating to, or been charged in writing with the violation of, any such Information Privacy Laws with respect to the operation of the Business. The Company has made available to Buyer true, correct and complete copies of all current written policies maintained by the Company with respect to privacy and Personal Information protection relating to its employees, customers, suppliers, service providers or any other third parties from or about whom the Company has obtained Personal Information.

3.9 Material Company Contracts.

(a) Section 3.9(a) of the Disclosure Schedule sets forth all of the Contracts of the following types to which the Company is a party as of the date of this Agreement or by which any of them are bound (collectively, the “Material Company Contracts”):

(i) Contracts (other than employment, consulting or contracting related Contracts covered by Section 3.9(a)(xvi)) with either Seller or any Affiliate of the Company, including indemnification agreements;

(ii) Real Property Leases and any other contract under which the Company is lessor of or permits any third party to hold, use or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $5,000;

(iii) broker, distributor, dealer, manufacturer’s representative, agency,

marketing or advertising Contracts which involves consideration in excess of $5,000;

(iv) Contracts relating to “gift card” programs;

(v) loan agreements, indentures, promissory notes, guaranties, mortgages, pledges, security agreements, deeds of trust or other Contracts for borrowing or imposing a Lien on any of the assets of the Company;

(vi) Contracts under which the Company has made advances or loans to any other Person, except for advances of business expenses of up to $1,000 in the Ordinary Course of Business;

(vii) Contracts under which the Company expects to pay in excess of $5,000 that cannot be cancelled by the Company without penalty or without more than ninety

(90) days’ notice;

(viii) Contracts under which the Company expects to receive in excess of $5,000 during any calendar year;

(ix) Contracts relating to any single or series of related capital expenditures by the Company pursuant to which the Company has future financial obligations in excess of $5,000;

(x) Contracts for (A) the sale of any of the business, properties or assets of the Company in excess of $5,000, in each case other than in the Ordinary Course of Business, (B) the grant to any Person of any preferential rights to purchase any of its properties or assets or (C) the acquisition by the Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course of Business);

(xi) Contracts that grant to any Person other than the Company any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any of the products or services of the Company or (E) royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(xii) Contracts (other than employment, consulting or contracting related Contracts covered by Section 3.9(a)(xvi)) that (A) provide for the development of any Intellectual Property used or held for use in the Business, (B) provide for the acquisition of any ownership interest by the Company or any of its Affiliates in Intellectual Property used or held for use in the Business, (C) provide for the assignment or other transfer of any ownership interest in Intellectual Property used or held for use in the Business by the Company or any of its Affiliates to any Person, (D) include any Intellectual Property License by the Company to any Person (excluding Off-the-Shelf Software), or (E) include any Intellectual Property License by any Person to the Company (excluding Off-the-Shelf Software);

(xiii) Contracts (other than employment related Contracts covered by Section 3.9(a)(xvi)) providing for any minimum or guaranteed payments by the Company to any Person;

(xiv) Contracts for joint ventures, strategic alliances, partnerships or similar arrangements;

(xv) Contracts that purport to (A) limit, curtail or restrict the ability of the Company to compete in any geographical area, market, or line of business, (B) restrict the Company from soliciting the sale of products and/or services, selling products, and/or delivering services, (C) restrict the Company from soliciting or hiring any Persons, (D) impose any obligation of exclusivity, or (E) otherwise restrict the Company from engaging in any aspect of its business;

(xvi) Contracts (A) for the employment of any individual on a full-time or part-time basis, (B) with any consultant or independent contractor (other than temporary service provider arrangements or Contracts) under which the Company has any current or future monetary liability in excess of $5,000 and (C) Contracts providing for severance, retention, change in control or other similar payments;

(xvii) Contracts that contain indemnification obligations of the Company;

(xviii) Contracts with any Governmental Body;

(xix) Contracts for the redemption or purchase of, or otherwise affecting or relating to, the equity interests of the Company, including, without limitation, any agreement with any equityholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(xx) Stock option plans or other equity incentive or compensation plans or arrangements;

(xxi) Contracts involving the settlement of any Action or threatened Action (A) which (i) involve payments of consideration in excess of $5,000 or (ii) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xxii) collective bargaining agreements or other similar Contracts with any labor union or other association or employee representative of a group of employees of the Company; and

(xxiii) other Contracts not executed in the Ordinary Course of Business (A) the termination of which would result, or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (B) that, if no required consent regarding the Transactions is obtained, would result, or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b) Each Material Company Contract (i) is in full force and effect and is the legal, valid and binding obligation of the Company and (ii) is enforceable against the Company in accordance with its terms, in each case subject to the Enforceability Exceptions. The Company is not in breach of or default under any Material Company Contract, nor, to the knowledge of the Company, (1) is any other party to any Material Company Contract in breach of or default thereunder or (2) has any event occurred with that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company. No party to any of the Material Company Contracts has delivered to the Company written or, to the knowledge of the Company, oral notice of, and to the Company’s knowledge, there has been no threat of, termination or cancellation with respect thereto, and the Company has not received written or, to the knowledge of the Company, oral notice of and there has been no threat of, any significant dispute with respect to any Material Company Contract. The Company has made available to Buyer true, correct and complete copies of all of the Material Company Contracts, together with all amendments, modifications or supplements thereto.

3.10 Certain Transactions. Except as set forth in Section 3.10, Section 3.9(a)(i) or Section 3.9(a)(xvi) of the Disclosure Schedule, and other than employee benefits generally made available to all employees of the Company in the Ordinary Course of Business, there are no Contracts, understandings or transactions between the Company, on the one hand, and either Seller or any of the directors, equityholders, officers, or employees of the Company, or, to the knowledge of the Company, any Affiliate of any of the foregoing, on the other hand.

3.11 Rights of Registration. The Company is not under any obligation to register under the Securities Act any of its outstanding securities.

3.12 Real Property.

(a) The Company does not own nor has it ever owned any real property. Section 3.12(a) of the Disclosure Schedule contains a list by street address or location of all leases and subleases under which the Company is lessee or lessor, together with all amendments, modifications, supplements, waivers and side letters related thereto (each a “Real Property Lease” and together the “Real Property Leases” and such real property to which such Real Property Leases relate being referred to herein individually as a “Company Real Property” and collectively as the “Company Real Properties”). The Company has provided to Buyer complete copies of the Real Property Leases. The Company has a good, marketable and valid leasehold interest in the Company Real Property, subject only to the Permitted Exceptions. With respect to each Real Property Lease, except as set forth in Section 3.12(a) of the Disclosure Schedule: (i) the Real Property Lease is legal, valid, binding and enforceable upon the Company and is in full force and effect, subject in each case to the Enforceability Exceptions; (ii) neither the Company nor, to the knowledge of the Company, any other party to the Real Property Lease is in breach or default thereunder; (iii) the Company has not repudiated any provision of a Real Property Lease nor, to the knowledge of the Company, has any other party to a Real Property Lease repudiated any provision of a Real Property Lease; (iv) there are no disputes, oral agreements or forbearance programs or agreements in effect as to the Real Property Lease; and (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Property Lease.

(b) With respect to each piece of Company Real Property, to the knowledge of the Company, there are no Persons in possession of such Company Real Property except the Company.

(c) Except as expressly contemplated under this Agreement or set forth in Section 3.6 of the Disclosure Schedule, none of the rights of the Company under any of the Real Property Leases will be subject to termination or modification as the result of the transactions contemplated by the Transaction Agreements.

(d) The Company is not in violation of any applicable Law with respect to any Company Real Property and no written or, to the knowledge of the Company, oral notice of violation of any applicable Law by the Company issued by any Governmental Body with respect to any Company Real Property has been received by the Company.

(e) Except as set forth in Section 3.12(e) of the Disclosure Schedule, the Company has all certificates of occupancy and Permits from the applicable Governmental Bodies necessary for the current use and operation of the Company Real Property, except where the failure to have such certificates or Permits would not reasonably be expected to have an adverse effect on the Company or the Business. No material default or violation has occurred in the due observance of any such certificate or Permit. The Company has provided to Buyer complete copies of all certificates of occupancy and Permits related to the current use and operation of the Company Real Property.

(f) No part of the Company Real Property is subject to any building or use restrictions (private or public) that would restrict or prevent the present use and operation of such Company Real Property, each piece of Company Real Property is properly and duly zoned for its current use and such current use is in all respects a conforming use, and, to the knowledge of the Company, there are no pending or contemplated changes to the current zoning of the Company Real Property.

(g) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, other than the Real Property Leases.

3.13 Tangible Personal Property. The Company has good and marketable title to, or a valid and enforceable leasehold interest in, all of the items of tangible personal property currently used in the conduct of the business of the Company (the “Company Tangible Properties”), free and clear of any and all Liens, other than Permitted Exceptions. A schedule of all such Company Tangible Properties is included in Section 3.13 of the Disclosure Schedule. All Company Tangible Properties are in good condition and in a state of good maintenance and repair in all material respects (ordinary wear and tear excepted).

3.14 Inventory; Sufficiency of Assets.

(a) All Inventory of the Company: (i) is of good and merchantable quality, free from any and all pesticides and contamination, and is usable and saleable in the Ordinary Course of Business; (ii) to the extent approved for sale, has been tested in accordance with all applicable cannabis testing protocols under Massachusetts law; (iii) has been maintained, stored, and handled in accordance with Reasonable Industry Standards and applicable Law (other than, subject to compliance with applicable state Laws where cannabis is legal under the Laws of such state, U.S. federal drug and narcotics Laws governing cannabis and the application thereof to other federal Laws in states where cannabis is legal under the Laws of such state); and (iv) has a reasonable remaining shelf life. The Company is not in possession of any Inventory not owned by the Company.

(b) Other than Inventory, the assets of the Company are sufficient to permit the Company to carry on the functional operation of its business immediately after the Closing in all material respects in a manner consistent with the operation of the Business immediately prior to consummation of the Closing.

3.15 Financial Statements; No Undisclosed Liabilities.

(a) Section 3.15(a) of the Disclosure Schedule sets forth true, complete and correct copies of (i) the unaudited balance sheet of the Company as of December 31, 2016, and the related statements of income and cash flows for the year then ended, (ii) the unaudited balance sheet of the Company as of December 31, 2017, and the related statements of income and cash flows for the year then ended (such balance sheets and related statements of income and cash flows under clauses (i) and (ii), the “Annual Financial Statements”) and (iii) the unaudited balance sheet of the Company as of September 30, 2018 (the “Recent Balance Sheet”), and the related statements of income for the nine (9)-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements do not contain all footnotes required by GAAP and other presentation items that may be required by GAAP for audited financial statements, and the Interim Financial Statements are subject to normal year-end adjustments. The Financial Statements are consistent in all material respects with the books and records of the Company and fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the Interim Financial Statements to normal year-end audit adjustments.

(b) Except as identified in Section 3.15(b) of the Disclosure Schedule, the Company does not have any Indebtedness, liabilities or obligations, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown other than (i) those adequately reflected in or reserved for against in the Recent Balance Sheet, (ii) those incurred in the Ordinary Course of Business since the date of the Recent Balance Sheet, (iii) non-monetary obligations to perform under executory Contracts to which the Company is a party, and (iv) expenses incurred in connection with the Transactions. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any other Person. The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the U.S. Securities and Exchange Commission.

(c) All books, records and accounts of the Company are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(d) Section 3.15(d) of the Disclosure Schedule sets forth a listing of all bank accounts of the Company, including the bank, account number, purpose, and signatories of each account.

(e) All accounts receivable and notes receivable reflected on the Recent Balance Sheet (i) represent obligations arising from sales actually made, services actually performed or licenses actually granted by the Company in the Ordinary Course of Business,

(ii) are valid and legally binding obligations of the parties obligated to pay such amounts made in accordance with applicable Law, and (iii) to the knowledge of the Company, are collectible in the Ordinary Course of Business in the aggregate recorded amounts thereof. To the knowledge of the Company, the reserves for doubtful accounts reflected on the Recent Balance Sheet are reasonable in light of the Company’s experience and are consistent with past practice. There is no current contest, claim or dispute with any account debtor of an account receivable or note receivable relating to the amount or validity of such account receivable or note receivable.

(f) All accounts payable and notes payable of the Company arose in bona fide transactions in the Ordinary Course of Business. Since the date of the Recent Balance Sheet, the Company has paid its accounts payable in the Ordinary Course of Business and in a manner which is consistent with its past practices.

3.16 Absence of Changes. Except as disclosed in Section 3.16 of the Disclosure Schedule, since the date of the Recent Balance Sheet: (a) the Company has conducted its business only in the Ordinary Course of Business; (b) there has not been any material change in the assets, liabilities, financial condition or operating results of the Company; (c) there has been no labor disturbance or claim of unfair labor practices involving the Company, (d) there has been no resignation, termination or removal of any officer of the Company or loss of key personnel of the Company or change in the terms and conditions of the employment of the officers or key personnel of the Company; (e) there has been no increase in the compensation paid or payable or employee benefits provided to any key personnel or independent contractor of the Company other than in the Ordinary Course of Business or as required by Law or the terms of an Employee Plan in effect as of the date hereof; (f) there has been no adoption, amendment or material modification of any Employee Plan, except as required by Law or the terms of such Employee Plan; (g) there has been no loss of any material customers, partners or suppliers of the Company; and (h) there has been no (i) new, change in or revocation of any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; (ii) change in any annual Tax accounting period, adoption or change in any method of any Tax accounting; filing of any Tax Return; (iii) entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; or (iv) surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment.

3.17 INTENTIONALLY OMITTED.

3.18 Employee Matters.

(a) Section 3.18(a) of the Disclosure Schedule sets forth detailed information regarding all compensation, including salary, hourly rates, bonuses, commissions, and all other wages, severance obligations and deferred compensation paid or payable for each current full-time and part-time employee, consultant and independent contractor of the Company.

(b) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for the Company prior to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company (i) is in compliance in all material respects with, and during the three (3) years prior to the date of this Agreement has complied in all material respects with, all applicable Labor Laws and other Laws or Contracts related to employment, including those related to wages, hours, meal and rest breaks, leaves (including without limitation leaves under the Family and Medical Leave Act, the Americans with Disabilities Act, state and local paid sick leave, and other required leaves), worker classification, employment practices, terms and conditions of employment, employment standards, immigration, occupational health and safety, workers’ compensation, human rights, harassment and discrimination, collective bargaining and the withholding and payment of social security and other Taxes and (ii) is not engaging, and during the three (3) years prior to the date of this Agreement, has not engaged in any Unfair Labor Practice (as defined in the National Labor Relations Act) with respect to employees of the Company. The Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(c) The Company has at all times correctly classified each service provider of the Business as an “employee” or “independent contractor” and as “exempt” or “non-exempt” in all respects for the purposes of applicable Labor Laws, and has withheld and paid all applicable Taxes and made all appropriate governmental filings under such Labor Laws in connection with services provided by, and compensation paid to, such service providers. The Company does not have any Liability with respect to any misclassification under applicable Laws of any individual performing services for the Company.

(d) The Company does not have any: (i) policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services; or (ii) defined benefit or defined contribution retirement plan, including without limitation any 401(k) plan.

(e) Section 3.18(e) of the Disclosure Schedule sets forth a true, correct and complete list of each Employee Plan. Section 3.18(e) of the Disclosure Schedule separately identifies the plan sponsor of each of the Employee Plans and any Employee Plan that provides accelerated, enhanced or additional benefits in connection with a change in control. The Company has no intention or commitment to establish any new Employee Plan or to modify any Employee Plan except to the extent required by Law and any such intention to do so are identified in Section 3.18(e) of the Disclosure Schedule. Section 3.18(e) of the Disclosure Schedule separately identifies the plan sponsor of each of the Employee Plans and any Employee Plan that provides accelerated, enhanced or additional benefits in connection with a change in control.

(f) Sellers have made available to Buyer, to the extent applicable, correct and complete copies of the following with respect to each Employee Plan: (i) the Employee Plan documents and all amendments thereto and the related trust documents or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise including fidelity bond and fiduciary liability insurance policies related to the Employee Plans, if any, in each case, as currently in effect; (ii) the three (3) most recent annual reports (IRS Form 5500) filed with the IRS, including all schedules and attachments and the most recent actuarial report, if any, and three (3) most recent actuarial reports, if any; (iii) for each Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent determination letter, advisory letter or opinion letter from the IRS; (iv) the most recent summary plan description and any summary of material modification thereto; (v) written communications to employees of the Company relating to Employee Plans (including COBRA communications) and written communications from any Governmental Body related to any Employee Plan; (vi) written descriptions of all non-written agreements relating to Employee Plans; and (vii) where applicable, the most recent nondiscrimination tests performed under the Code for the Employee Plans.

(g) The Company does not currently maintain and has never maintained, established, sponsored, participated in, contributed to, or been required to contribute to any pension plan which is subject to Title IV of ERISA or Section 412 or 430 of the Code, and the Company does not have any outstanding liability under Title IV of ERISA. The Company is not party to, or made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA and no Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code. The Company does not have, and has never had, any ERISA Affiliates. The Company has no liability with respect to any post-retirement benefit under any Employee Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than (i) as required by applicable Law, including the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law governing health care continuation coverage, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits occurring at or prior to termination of employment, and (v) conversion rights. All Employee Plans that are health and welfare plans are fully insured through insurance contracts.

(h) Full and timely payment has been made, or otherwise properly accrued on the books and records of the Company in accordance with GAAP, as applicable, of all amounts that the Company is required, under the terms of the Employee Plans or applicable Law, to have paid as contributions to such Employee Plans (including, without limitation, all employer contributions and employee salary reduction contributions) on or prior to the date hereof (excluding any amounts not yet due).

(i) No Employee Plan exists that could: (i) result in the payment (or forgiveness of debt) to any employee, member or consultant or other service provider of any money or other property, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, benefits or any additional rights or other obligations under any Employee Plan for, or on behalf of, any employee, member or consultant, in either case, as a result of the execution of this Agreement. The execution and performance of this Agreement and the consummation of the transactions under this Agreement shall not (either alone or in connection with any other event, such as a termination of employment following the Closing):

(A) increase any benefits under any Employee Plan or (B) be a factor causing payments to be made by the Company to be non-deductible (in whole or in part) under Section 280G of the Code.

(j) No claim, lawsuit, arbitration or other action has been instituted or to the Company’s knowledge threatened against any Employee Plan, the Company, or against any fiduciary of an Employee Plan with respect to such Employee Plan and there are no audits or other investigations pending or threatened by the IRS or any Governmental Body. No Employee Plan has been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.

(k) The Employee Plans have been established, maintained, operated and administered in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws (including the Affordable Care Act), and neither the Company nor any “party in interest” or “disqualified person” with respect to the Employee Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and the Company has not incurred any Liability (including, but not limited to, any Tax Liability or any fine or penalty under the Affordable Care Act) with respect to any Employee Plan. Nothing has occurred with respect to any Employee Plan that has subjected or could subject the Company to penalties under ERISA or to any Tax penalties under the Code.

(l) (i) The Company is not party to any labor Contract or collective bargaining agreement; (ii) no labor organization or group of employees has filed any representation petition or made any written demand to the Company for recognition; (iii) to the knowledge of the Company, no organizing or decertification efforts are underway or threatened by any labor organization or group of employees with respect to the Company’s employees; (iv) no labor strike, work stoppage, slowdown or other labor dispute has occurred or been threatened in the past three (3) years, and to the knowledge of the Company, none is underway or threatened against the Company; and (v) to the knowledge of the Company, there is no employment-related charge (including, but not limited to, an unfair labor practice charge), complaint, grievance, investigation, inquiry or obligation of any kind, currently pending or threatened, in any forum, relating to an alleged violation or breach by the Company (or any of its officers or directors) of any Law or Contract.

(m) Section 3.18(m) of the Disclosure Schedule sets forth a list of each individual who, as of a date not more than two (2) Business Days prior to the Closing Date, is a “M&A qualified beneficiary,” within the meaning of Treasury Regulations Section 54.4980B-9 Q&A-4 and to whom the Company was providing continued group health plan coverage under Section 4980B of the Code.

(n) Each Employee Plan can be amended, terminated, or otherwise discontinued at any time in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Employee Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(o) The representations and warranties set forth in this Section 3.18 are the sole and exclusive representations and warranties of the Company and Sellers regarding employee benefit matters.

3.19 Taxes.

(a) The Company has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company and all such Tax Returns filed by, or on behalf of, the Company are true, correct and complete in all material respects. The Company has paid or caused to be paid all Taxes required to be paid by the Company, whether or not shown on such Tax Returns. The unpaid Taxes of the Company as of the date of the Recent Balance Sheet have been reserved for in accordance with GAAP applied consistent with the Company’s past practices on the Recent Balance Sheet. Since the date of the Recent Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business, other than in connection with the transactions contemplated by this Agreement.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company. Neither the Company nor either Seller has ever received notice from a Governmental Body in a jurisdiction where the Company or either Seller does not file Tax Returns to the effect that the Company or (with respect to Company tax items of income, gain, loss, deduction, or credit, either Seller) is or may be subject to taxation or Tax reporting requirements by that jurisdiction.

(c) The Company (i) is not, nor has been, a party to, bound by, or obligated under, any agreement or arrangement requiring the indemnification, sharing or allocation of Taxes (other than any commercial agreement or arrangement entered into in the Ordinary Course of Business, the primary purpose of which is unrelated to Taxes), and (ii) has not had any liability for the Taxes of any other Person, including, without limitation, any predecessor of the Company, by Contract, as a transferee or successor, or otherwise by operation of Law. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.

(d) There are no Liens for Taxes upon the assets of the Company or the Shares, in each instance except for Permitted Exceptions.

(e) The Company has complied with all requirements relating to the payment, collection, withholding and reporting of Taxes and amounts (including as contemplated in Code Sections 1441 through 1464, 3401 through 3406, 6041, and 6049, and any corresponding or similar provision of state, local or non-U.S. law) and has, within the time and in the manner prescribed by law, withheld and paid over all Taxes and amounts required to be so withheld and paid over to the proper Taxing Authorities, including but not limited to with respect to payments to any employee (e.g., pursuant to the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding Laws), independent contractor, creditor, stockholder or other third party; and has, in accordance with all applicable Laws, properly completed, timely filed and otherwise timely provided all Tax Returns relating thereto (e.g., Forms W-2, 1099, 941, 944 and state law counterparts thereof).

(f) The Company has not been a party to any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state, local or foreign Law. The Company has disclosed on each Tax Return filed by or in respect of the Company all positions taken thereon that could give rise to a substantial understatement of federal income Taxes within the meaning of Code Section 6662 or 6662A or any similar provisions of any other Tax law.

(g) The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which it otherwise would have been obligated to collect or withhold Taxes.

(h) No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending, to the knowledge of the Company, threatened in writing or, to the knowledge of the Company, being conducted with respect to the Company. The Company has not received from any foreign, federal, state or local Taxing Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or

(iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company. The Company has made available to Buyer correct and complete copies of all federal income Tax Returns filed since December 31, 2014, and all examination reports and statements of deficiencies assessed against or agreed to by the Company. No issue raised or addressed in any prior audit, administrative or judicial proceeding is reasonably expected to recur in the current or any subsequent tax period of the Company.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) application of Code Sec. 481, change in method of accounting or use of an improper method of accounting, or Code Sec. 263A (or, in each instance, any corresponding or similar provision of state, local or foreign Tax law) to transactions or events or accounting methods employed prior to the Closing, (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of any other Law governing income Taxes) executed on or prior to the Closing Date, (iii) intercompany transaction occurring on or prior to the Closing Date, or any excess loss account in existence on the Closing Date as described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of any other Law governing income Taxes) (e.g., no deferred gain or loss arising from any such transaction, arrangement or account), (iv) installment sale or open transaction disposition or arrangement made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election made pursuant to the Code, any Treasury Regulation or any Tax-related guidance or authority.

(k) The Company has not distributed stock or membership interests of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company does not have any elections in effect under Code Sections 108, 441, 472, 1017, 1033 or 4797 (or any similar or other provision of state, local or foreign Tax law).

(m) The Company has not been, at any time, a member of a limited liability company, partner of a partnership, shareholder of a corporation, participant in a joint venture or other arrangement that would likely be treated as a partnership, holder of a beneficial interest in any trust, of holder of any stock or securities in any Person for which the statute of limitations for any Tax respecting such investment or such Person has not expired.

(n) The Company has properly and timely reported any tax consequences, and has timely paid any Taxes, resulting from the Company Reorganization in accordance with applicable Law.

(o) The Company has not taken or claimed any deductions or credits on its U.S. federal Tax Returns that are disallowed under Section 280E of the Code.

3.20 Insurance. Section 3.20 of the Disclosure Schedule contains a complete and correct list of all insurance policies of the Company presently in effect that relate to the Company, the Company Real Properties or the Company Tangible Properties, including the amounts of such insurance. There are currently no claims pending against the Company under such insurance policies, and all premiums due and payable with respect to such insurance policies have been paid to date. To the knowledge of the Company, there is no threatened termination of any such insurance policies.

3.21 Compliance with Law and Regulations; Permits.

(a) At all times during the previous three (3) years, the Company and the Business have been in compliance, in all material respects, with all Laws applicable to the Company (other than U.S. federal drug and narcotics Laws governing cannabis). The Company has not received written or, to the knowledge of the Company, oral notice of any violation of any Law applicable to the Company. The Company is not subject to any Order with respect to any aspect of the Business or affairs, properties or assets of the Company. To the knowledge of the Company, the Company has not received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the Business or affairs, properties or assets of the Company.

(b) The Company has all material Permits required by any Law applicable to it or any Governmental Body to which it is subject for the conduct of the business of the Company as presently conducted. Without limiting the generality of the foregoing, the Company has obtained all state and local governmental permits, licenses, approvals and authorizations necessary to (i) cultivate cannabis plants, (ii) process cannabis plants and plant parts and resins into products, (iii) store such products for transport, (iv) transport such products, and (v) engage in the retail sale of such products. All such permits, licenses, approvals and authorizations are in full force and effect, and the Company is in compliance in all material respects with the terms and requirements thereof. To the knowledge of the Company, no suspension or cancellation of any Permit is being threatened, and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation of any term, condition or provision of any material Permit. Except as set forth in Section 3.21(b) of the Disclosure Schedule no such material Permit will be affected by the consummation of the Transactions or the Transaction Agreements.

(c) None of the shareholders, officers or directors of the Company during the previous five (5) years has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his/her/its business or property; (ii) convicted in a criminal proceeding of a felony (and for the avoidance of doubt, excluding traffic violations and other minor offenses); (iii) subject to any Order (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on him or her, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(d) Neither the Company nor any of the officers or directors of the Company (in connection with (i) the performance of their duties and responsibilities or (ii) any other actions taken, in each case, on behalf of the Company) has taken any action that has resulted in a violation by the Company of any applicable laws relating to anti-bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the United Kingdom Bribery Act of 2010, all other national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any similar laws.

3.22 Suppliers.

(a) Section 3.22(a) of the Disclosure Schedule sets forth (i)(A) each supplier to whom the Company has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $5,000 for each of the two (2) most recent fiscal years, or the Company expects to pay such amount in fiscal year 2018, (B) each third party contractor manufacturing products of the Company, and (C) each supplier that is the sole supplier of any goods or services material to the business of the Company, as currently conducted (collectively, the “Material Suppliers”); (ii) the amount paid to each Material Supplier during such periods, or expected to be paid; (iii) the amount of any advances paid to each Material Supplier; and (iv) the amount of any goods or services paid for but not yet received from each Material Supplier.

(b) Except as set forth in Section 3.22(b) of the Disclosure Schedule, the Company has not received any written or, to the knowledge of the Company, oral notice to the effect that any Material Supplier intends to terminate, cancel, discontinue or otherwise adversely modify its direct or indirect business with the Company, and there are no outstanding or, to the knowledge of the Company, threatened disputes with any such Material Supplier. The Company has not received any written notice that any such Material Supplier is the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.

3.23 Corporate Documents.

(a) The Company has made available to Buyer true, correct and complete copies of the Company Articles of Incorporation and the Company Bylaws, in each case as amended and in effect on the date hereof.

(b) Copies of any and all minutes of meetings of the Board or shareholders of the Company and all actions by written consent without a meeting by the Board or shareholders of the Company since the date of organization of the Company have been made available to Buyer, and such materials accurately reflect the actions by the Board or shareholders of the Company.

3.24 Brokers. No Person has acted, directly or indirectly, as a broker or finder for the Company in connection with the Transactions and no Person will be entitled to any fee or commission or like payment in respect thereof.

3.25 Environmental Matters. Except as set forth on Section 3.25 of the Disclosure Schedule: (a) other than as contained in products and equipment used in the Ordinary Course of Business, no hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant, contaminant, or irritant (including agricultural chemicals and pesticides and their derivatives) (collectively, “Hazardous Material”), has been generated, transported, processed, disposed, stored or treated by the Company on any real property owned, leased or operated by the Company; (b) no Hazardous Material has been spilled, released, discharged, disposed, or transported (other than as contained in products and equipment used in the Ordinary Course of Business) by the Company that requires investigation or remediation under applicable environmental, health and safety Laws, and the Permits required under such Laws. The representations and warranties set forth in this Section 3.25 are the sole and exclusive representations and warranties of the Company and Sellers regarding environmental matters.

3.26 Solvency. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

3.27 No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with the Securities and Exchange Commission’s rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act (“ Disqualification Events”) in connection with any of the transactions contemplated herein. No Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons or entities specified in Rule 506(d)(1) under the Securities Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby makes the representations and warranties contained in this Article 4 to Buyer with respect to itself as of the date of this Agreement and the Closing (unless another date is otherwise specified):

4.1 Ownership of the Company. Such Seller is the sole and exclusive record and beneficial owner of, and has good and valid title to, the Shares set forth on Section 3.2(b) of the Disclosure Schedule, free and clear of any Liens including claims of shareholders, spouses, former spouses and other family members. No such Seller has entered into any agreements with respect to the voting of shares of the Company or restrictions on the transfer of shares of the Company.

4.2 Authorization. This Agreement and each other Transaction Agreement to which such Seller is a party (assuming due authorization, execution and delivery by the other parties thereto) constitute valid and binding obligations of such Seller enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. Such Seller has the full power and authority to enter into this Agreement and each other Transaction Agreement to which such Seller is a party and to carry out the transactions contemplated hereby and thereby. All action necessary on the part of such Seller for the consummation of the matters described herein has been taken by such Seller.

4.3 Conflicts. The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, the consummation of the Transactions, and compliance by such Seller with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (a) any Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (b) any Order applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (c) any applicable Law.

4.4 Litigation. Other than the Specified Litigation, there is no litigation or other claim pending or threatened against such Seller before any Governmental Body and there are no judgments, orders or decrees of any Governmental Body against such Seller, in each case that would be reasonably likely to adversely affect or restrict the ability of such Seller to perform its obligations under this Agreement or to consummate the Transactions.

4.5 Brokers. No Person has acted, directly or indirectly, as a broker or finder for such Seller in connection with the Transactions and no Person will be entitled to any fee or commission or like payment in respect thereof.

4.6 Powers of Attorney. Such Seller has not granted any powers of attorney which are presently outstanding with respect to the Company or the Company equity interests held by such Seller.

4.7 Investment Purpose. Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Seller is acquiring the Buyer Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller acknowledges that the Buyer Shares are not registered under the Securities Act or any state securities laws, and that the Buyer Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Seller is able to bear the economic risk of holding the Buyer Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Seller has had the opportunity to visit with Buyer and meet with the officers of Buyer and other representatives to discuss the business, assets, liabilities, financial condition and operations of Buyer, has received all materials, documents and other information that Seller deems necessary or advisable to evaluate Buyer and the Buyer Shares and has made its own independent examination, investigation, analysis and evaluation of Buyer and the Buyer Shares, including its own estimate of the value of the Buyer Shares. Seller has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of Buyer) as Seller deems adequate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the representations and warranties contained in this Article 5 to the Company and Sellers as of the date of this Agreement and the Closing (unless another date is otherwise specified):

5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power, authority and legal capacity to carry on its business as presently conducted.

5.2 Authorization. Buyer has all requisite power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to consummate the Transactions and to perform its obligations hereunder and thereunder. The Transaction Agreements to which Buyer is a party (assuming the due authorization, execution and delivery by the other parties thereto) constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Certificate of Formation or the Buyer Operating Agreement; (b) result in a violation or breach of any provision of any Law or Order applicable to Buyer; or (c) except as set forth in Section 5.3 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.3 of the Disclosure Schedule and such consents, approvals, Permits, Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

5.4 Investment Intention. Buyer is acquiring the Shares for investment for its own account and not with a view to, or for the offer and sale in connection with, any distribution thereof in violation of any applicable securities Law. Buyer has not, directly or indirectly, offered any Shares to anyone, or solicited any offer to buy any Shares from anyone, so as to bring the offer and sale of any Shares within the registration requirements of any applicable securities Law. Buyer acknowledges that the Shares have not been registered for offer or sale under the Securities Act, or other applicable securities Law (including state or foreign securities Law), and that the Shares may not be transferred, sold or offered for sale except pursuant to the registration provisions of the Securities Act or other applicable securities Law, or pursuant to any exemption therefrom. Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

5.5 Brokers. No Person has acted, directly or indirectly, as a broker or finder for Buyer in connection with the Transactions and no Person will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE 6

COVENANTS AND OTHER AGREEMENTS

6.1 Employees and Employee Benefits.

(a) Prior to the Closing Date, on days and times mutually agreeable between Sellers and Buyer, Buyer shall be allowed to interview any or all employees and independent contractors currently working for the Company. Thereafter, but prior to the Closing Date, Buyer will notify Sellers of any employees and/or independent contractors that it does not want to employ and/or engage for services (the “Selected Individuals”). On or before the Closing Date, Sellers shall terminate all Selected Individuals. Nothing in this provision shall be construed as an offer or commitment by Buyer to continue any employee’s employment or independent contractor’s services for any period of time. Unless subject to a separate employment agreement with Buyer, employees who remain after the Closing Date will be employed “at will”, which means that either Buyer or the employee can terminate their employment at any time with or without notice. Sellers agree to be solely responsible for the terminations and any claims related to the terminations of the Selected Individuals (including without limitation severance obligations), and Sellers shall indemnify and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, members, managers, equityholders, representatives, agents, successors and assigns for such terminations. Sellers shall also pay all Selected Individuals all wages and accrued vacation/paid time off to the extent required by company policy, practice and/or applicable Law. Sellers shall comply with all notice requirements pursuant to the Workers Adjustment and Retraining Notification Act (“WARN”) and any applicable state WARN notices for the Selected Individuals entitled to such notices.

(b) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Company at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date (unless such amounts are included as Current Liabilities in the calculation of Closing Net Working Capital).

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Sellers shall remain solely responsible for the satisfaction of all claims for harassment, discrimination, or any other violations of the Labor Laws brought by or on behalf of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date.

6.2 Confidentiality. From and after the Closing, each Seller and Buyer shall, and shall cause its Affiliates to, hold in confidence any and all information, whether written or oral, with respect to Sellers concerning the Business and with respect to Buyer concerning Sellers, except to the extent that such information (a) is generally available to or known by public through no fault of such party or any of its Affiliates in breach of its obligations to the other party; or (b) is lawfully acquired by such party or any of its Affiliates from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If either party or any of its Affiliates is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other party in writing and shall disclose only that portion of such information that such party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall cooperate reasonably with the other party’s efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3 Non-competition; Non-solicitation.

(a) For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective (known to such Seller) client, customer, supplier, or licensor of the Business (including any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or adversely modify any such actual or prospective relationship. Notwithstanding the foregoing, (x) the “Restricted Period” for Overgaag only shall be three (3) years with respect to the geographic areas (A) within the Cambridge, Massachusetts city limits and (B) within a five (5)-mile radius of the Georgetown Location; (y) nothing in this Section 6.3(a) shall be construed to prohibit Averill from working as an employee or consultant in the Restricted Business after the expiration or termination of his Independent Contractor Agreement, provided that Averill is not involved in the ownership or management of the Person(s) engaged in such Restricted Business in the Territory; and (z) each Seller may own, directly or indirectly, solely as a passive investment, securities of any Person if such Seller is not a controlling Person of, or a member of a group that controls, or otherwise involved in the management of, such Person.

(b) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 6.3(b) shall prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after ninety (90) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Each Seller acknowledges that a breach or threatened breach of this Section 6.3 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by either Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available in accordance with Section 10.3 (without any requirement to post bond).

(d) Each Seller acknowledges that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court or arbitrator is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.4 Public Announcements. Without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), no party shall issue any press release or make any public statement with respect to the existence of or terms of this Agreement or the Transactions, except as may be required by applicable Law.

6.5 Recreational/Adult Use License. Buyer shall use, and cause the Company to use, commercially reasonable efforts to (a) obtain a recreational/adult use license from the Massachusetts Cannabis Control Commission for the Georgetown Location as promptly as practicable following the Closing and (b) update Sellers from time to time regarding the status of the Company’s efforts to obtain such license.

6.6 Further Assurances. Sellers, the Company, and Buyer from time to time after the Closing at the request of any other party hereto and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as such party may reasonably require to more effectively transfer and assign to, and vest in, Buyer, the Shares and all rights thereto, and to fully implement the provisions of this Agreement and the other Transaction Agreements.

ARTICLE 7

INTENTIONALLY OMITTED

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1 Survival. The representations and warranties of the Company, Sellers and Buyer contained herein shall survive the Closing and continue until the date that is eighteen (18) months following the Closing Date, except that the Specified Representations shall survive until sixty (60) days after the expiration of the applicable statute of limitations and the Fundamental Representations shall survive indefinitely. All covenants and other agreements contained herein shall survive the Closing in accordance with their respective terms until performed and satisfied. Notwithstanding the foregoing, the expiration of any representation, warranty, covenant, or agreement will not result in the invalidation of any claim for indemnification by an Indemnified Party to the extent such Indemnified Party has provided to the Indemnifying Party an Indemnification Claims Notice in good faith with respect to such claim for indemnification pursuant to Section 8.5 before the expiration of the applicable survival period, and the claim asserted in such Indemnification Claims Notice shall survive until such time as such claim is fully and finally resolved.

8.2 Indemnification by Sellers. Subject to the other terms and conditions of this Article 8, Sellers, and their respective successors and assigns, as applicable (collectively, the “Seller Indemnifying Parties”), shall indemnify and hold harmless Buyer, its Affiliates (including, after the Closing, the Company), and their respective directors, officers, employees, members, managers, equityholders, representatives, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”), and shall reimburse Buyer Indemnified Parties for, any Damages arising out of or resulting from:

(a) any breach or inaccuracy of any of the representations and warranties of the Company or either Seller made in this Agreement;

(b) any failure by the Company or either Seller to perform or comply with any agreement or covenant in this Agreement;

(c) any Indebtedness of the Company outstanding as of the Closing Date (to the extent not taken into account as a specific reduction to the Closing Date Net Total Consideration in the calculation of Closing Indebtedness);

(d) any Unpaid Company Transaction Expenses (to the extent not taken into account as a specific reduction to the Closing Date Net Total Consideration in the calculation of Unpaid Company Transaction Expenses);

(e) the Specified Litigation or the settlement thereof (to the extent not paid prior to or in connection with the Closing); and

(f) (i) Taxes of the Company with respect to any Pre-Closing Tax Period, including any Taxes resulting from the Company Reorganization; (ii) Taxes of either Seller (including, without limitation, capital gains Taxes arising as a result of the Company Reorganization or the transactions contemplated by this Agreement) or any of their respective Affiliates (excluding the Company) for any Tax period; (iii) Taxes for which the Company (or any predecessor of the Company) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (iv) any Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing.

8.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 8, Buyer, its Affiliates (including, after the Closing, the Company), and their respective successors and assigns shall indemnify and hold harmless Sellers and their respective representatives, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) and shall reimburse them for any Damages for which a claim is made arising out of, in connection with or resulting from:

(a) any breach or inaccuracy of any of the representations and warranties of Buyer made in this Agreement;

(b) any failure by Buyer to perform or comply with any agreement or covenant in this Agreement; and

(c) the operation of the Company following the Closing, except to the extent that such Damages arise directly out of or result directly from an act or omission, or other facts and circumstances, for which Sellers are providing indemnification pursuant to Section 8.2.

8.4 Third Party Claims.

(a) In the event that a party entitled to indemnification under this Agreement (an “Indemnified Party”) becomes aware of an Action commenced by a Person (such Person, excluding the Indemnified Parties, the other parties to this Agreement, and their respective Affiliates, a “Third Party”) against such Indemnified Party (a “Third Party Claim”), the Indemnified Party shall promptly notify the party or parties against whom indemnification is sought (the “Indemnifying Party”) of such Third Party Claim and cause a written notice (a “Third Party Claims Notice”) signed by the Indemnified Party to be delivered to the Indemnifying Party specifying in reasonable detail (to the extent then known) (i) the facts and circumstances constituting the breach of representation, warranty or covenant or other basis for indemnification under this Article 8, and (ii) the amount of Damages paid or incurred (to the extent then determinable) arising out of or resulting from such Third Party Claim; provided, however, that any failure to give the Indemnifying Party such Third Party Claims Notice promptly will not waive any indemnification rights of the Indemnified Party pursuant to this Article 8, except to the extent the Indemnifying Party is prejudiced thereby.

(b) If the Indemnifying Party (i) acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Damages set forth in a Third Party Claims Notice (without any reservation of rights), and (ii) provides assurance reasonably acceptable to such Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then the Indemnifying Party may, at its election, undertake and conduct the defense of any Third Party Claim, at its own expense and through counsel reasonably acceptable to the Indemnified Party, if such Indemnifying Party gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the delivery of the applicable Third Party Claims Notice. Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall have the right to assume the defense of any such Third Party Claim if (A) the Third Party Claim involves criminal or quasi-criminal allegations or seeks to impose any criminal penalty, fine or other sanction on the Indemnified Party, (B) in the reasonable opinion of the Indemnified Party, the adverse determination of the Third Party Claim could reasonably be expected to have a material adverse effect on the Indemnified Party or any of its Affiliates, (C) the Third Party Claim involves any Material Supplier of the Company and the Indemnified Party has determined in good faith that such claim or the compromise or settlement thereof could reasonably be expected to materially and adversely affect the Company’s continuing business relationship with such Material Supplier, (D) the Third Party Claim seeks non-monetary relief, or (E) in the opinion of counsel for the Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party. If the Indemnifying Party elects to conduct the defense of such Third Party Claim: (1) the Indemnifying Party shall undertake the defense of and use all reasonable efforts to defend such claim and shall consult with the Indemnified Party regarding the strategy for defense of such claim; (2) the Indemnified Party shall be entitled to participate in, but not to determine or conduct, the defense of such Third Party Claim at its own expense; and (3) the Indemnifying Party shall keep the Indemnified Party apprised of the status of the Third Party Claim and any resulting Action, and shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request. If the Indemnifying Party elects to conduct the defense of such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnified Party’s possession or under its control, as applicable, relating thereto as is reasonably required by the Indemnifying Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the opinion of counsel of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain, at the expense of the Indemnifying Party, its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required. Without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, no Third Party Claim may be settled by the Indemnifying Party; provided that the Indemnified Party’s consent shall not be required in connection with a settlement that (x) involves only the payment of money damages for which the Indemnifying Party has sole responsibility after giving effect to any of the limitations set forth herein, (y) does not impose an injunction or other equitable relief upon the Indemnified Party or include any finding or admission of wrongdoing, any violation of applicable Law or any violation of the rights of any party, and (z) includes an express, complete and unconditional release of such Indemnified Party.

(c) If the Indemnifying Party does not so elect to undertake and conduct the defense of such Third Party Claim in accordance with this Section 8.4, the Indemnified Party shall undertake the defense of such claim. If notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within fifteen (15) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, then (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to such Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with or obtain any consent from the Indemnifying Party in connection therewith), and (ii) the failure of the Indemnifying Party to assume the defense of such Third Party Claim shall not in any way limit the ability of an Indemnified Party to make a claim for indemnification to the extent permitted by this Article 8.

8.5 Direct Claims and Claims for Indemnification.

(a) Any Indemnified Party seeking indemnification under this Article 8, including with respect to any Third Party Claims, shall give the Indemnifying Party prompt written notice of any matter that such Indemnified Party has determined in good faith has given rise to a right of indemnification under this Article 8, specifying in reasonable detail (i) the facts and circumstances constituting the claim which, if successful, would give rise to a breach of representation, warranty or covenant or other basis for indemnification under this Article 8, (ii) the amount of Damages paid or incurred (to the extent then determinable), (iii) an estimate made in good faith of the amount of Damages the Indemnified Party has then determined could reasonably be expected to be paid or incurred, and (iv) the specific subsection(s) of Section 8.2 or Section 8.3 under which the Indemnified Party is seeking indemnification and if such claim is pursuant to Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b) a reference to the specific representations, warranties, covenants or agreements applicable to such claim (the “Indemnification Claims Notice”); provided that the failure to deliver the Indemnification Claims Notice as soon as practicable shall not release the Indemnifying Party from any of its obligations except to the extent the Indemnifying Party is actually prejudiced thereby.

(b) If the Indemnifying Party does not dispute a claim specified in the Indemnification Claims Notice in writing within thirty (30) days after the delivery of the Indemnification Claims Notice, the amount of Damages claimed in such Indemnification Claims Notice shall be deemed “Damages” hereunder, and the Indemnifying Party shall promptly direct payment of the amount of such Damages to the Indemnified Party. If the Indemnifying Party disputes such claim for indemnification, the Indemnifying Party shall notify the Indemnified Party of such dispute in writing within thirty (30) days following the delivery of the Indemnification Claims Notice, and then the Indemnified Party and the Indemnifying Party shall proceed in good faith to negotiate a resolution of such dispute. If the Indemnified Party and Indemnifying Party reach agreement regarding such dispute, a memorandum setting forth such agreement shall be prepared and signed by both parties, and the Indemnifying Party shall promptly direct payment of the amount of such Damages to the Indemnified Party. If no such agreement can be reached after good faith negotiation within sixty (60) days after the delivery of the Indemnification Claims Notice, the Indemnified Party or the Indemnifying Party may seek resolution of the dispute pursuant to Section 10.3, and the amount of the “Damages” subject to indemnification hereunder shall not be determined until such arbitration is adjudicated or settled between the Indemnifying Party and the Indemnified Party.

8.6 Limitations; Reimbursement; Additional Provisions.

(a) The indemnification provided for in Sections 8.2 and 8.3 shall be subject to the following limitations:

(i) The Seller Indemnifying Parties shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.2(a) until the aggregate amount of all Damages in respect of indemnification under Section 8.2(a) exceeds $250,000 (the “Basket”), in which event the Seller Indemnifying Parties shall be required to pay or be liable for all such Damages from the first dollar. The aggregate amount of all Damages for which the Seller Indemnifying Parties shall be liable pursuant to Section 8.2(a) shall not exceed the product of ten percent (10%) of the Closing Date Net Total Consideration (such product, the “Cap”). Notwithstanding anything to the contrary, in each case of representations and warranties specific to a Seller, only such Seller shall be responsible for the indemnification obligations to the Buyer Indemnified Parties with respect to such Seller specific representations and warranties.

(ii) Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.3(a) until the aggregate amount of all Damages in respect of indemnification under Section 8.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Damages from the first dollar. The aggregate amount of all Damages for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed the Cap. Notwithstanding anything in this Agreement to the contrary, in the event Buyer is liable for Damages pursuant to Section 8.3(a), Buyer may, at any time and at its sole option, assign to Sellers all of Buyer’s right, title, and interest in and to the Shares in full satisfaction of any and all obligations to the Seller Indemnified Parties arising under or relating to this Agreement or the Transactions.

(iii) Notwithstanding the foregoing, the limitations set forth in Sections 8.6(a)(i) and 8.6(a)(ii) shall not apply to Damages based upon, arising out of, with respect to or by reason of (A) inaccuracy in or breach of the Fundamental Representations, (B) inaccuracy in or breach of Section 3.18, or (C) any breach of any covenant or agreement under this Agreement.

(b) Payments by an Indemnifying Party pursuant to Sections 8.2 or 8.3 in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the indemnified parties in respect of any such claim. The indemnified party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages; provided, however, that nothing in this Section 8.6(b) shall be construed to obligate any party to initiate litigation against an insurer or any other party.

(c) In no event shall any Indemnifying Party be liable to any indemnified party for any punitive, indirect, speculative or remote damages, unless such damages are actually paid to another party in connection with a Third Party Claim.

(d) Nothing herein shall be construed to alter in any way an Indemnified Party’s common law duty to mitigate Damages, which duty is hereby acknowledged by each Indemnified Party.

(e) For purposes of calculating Damages hereunder, all references to “Material Adverse Effect” and all other materiality or similar qualifications set forth in any representation or warranty shall be disregarded.

(f) The respective representations and warranties of the Company, Sellers and Buyer contained herein or in any certificates or other documents delivered at the Closing shall not be deemed waived or otherwise affected by any investigation made by or the knowledge of any party hereto or by the occurrence of the Closing. Each and every such representation and warranty shall be deemed to have been relied upon by the party or parties to which it was made, notwithstanding any investigation or inspection made by or on behalf of such party or parties or the knowledge of such party or parties.

(g) Any Third Party Claims Notice or Indemnification Claims Notice (i) need only specify such information to the knowledge of the Indemnified Party as of the date thereof following reasonable inquiry, (ii) shall not limit any of the rights or remedies of any Indemnified Party with respect to the underlying facts and circumstances specifically set forth in such notice and (iii) may be updated and amended from time to time by the Indemnified Party by delivering any updated or amended notice, so long as the delivery of the original notice was made within the applicable survival period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original notice; provided that all claims for Damages properly set forth in a notice or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such applicable survival period.

(h) Any Damages payable to Buyer pursuant to Section 8.2 shall be satisfied, within fifteen (15) Business Days after the final determination that Buyer is entitled to such amount, at Sellers’ election, either (i) by Sellers’ wire transfer of immediately available funds, or (ii) by the transfer by Sellers to Buyer of such number of Buyer Shares received by Sellers at the Closing having a dollar value (based on the dollar value ascribed to such Buyer Shares on the Closing Date, unless the Buyer Shares (or any securities issued in exchange for the Buyer Shares) are traded on a public market, in which case the dollar value shall be based on the closing price quoted on such public market on the date of the final determination referenced above) equal to the Damages payable to Buyer. For the avoidance of doubt, if Sellers fail to fully satisfy any Damages payable to Buyer pursuant to Section 8.2 within the fifteen (15)-Business Day period referenced above, Buyer shall be entitled to cause the number of Buyer Shares contemplated and calculated by clause (ii) above to be immediately forfeited and transferred to Buyer without any further action being required on the part of either Seller.

(i) In furtherance of Buyer’s rights and remedies pursuant to this Article 8, each Seller expressly covenants and agrees, on behalf of himself and his Affiliates, successors and assigns, that such Seller will not, offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any of the Buyer Shares issued to such Seller in connection with the Transactions (or any shares of Buyer’s capital stock or any securities convertible into, exercisable for, or exchangeable for shares of Buyer’s capital stock, including any equity securities issued to such Seller by Buyer (or its successor-in interest) in exchange for the Buyer Shares) until the date that is six (6) months from the Closing Date, at which time such restrictions shall lapse on twenty-five percent (25%) of the Buyer Shares issued to such Seller in connection with the Transactions (or any shares of Buyer’s capital stock or any securities convertible into, exercisable for, or exchangeable for shares of Buyer’s capital stock, including any equity securities issued to such Seller by Buyer (or its successor-in interest) in exchange for the Buyer Shares); provided, however, that all such restrictions shall lapse on the first (1st) anniversary of the Closing Date.

(j) Sellers acknowledge that Buyer has advised them that it is exploring the possibility of creating a public trading market for its equity holders (a “Public Registration”), either in the United States or in Canada, although there are no assurances that a Public Registration will occur within any particular timeframe, or at all. If Buyer or any of its Affiliates at any time proposes to register for resale (via a selling securityholder prospectus) any securities held by one or more members or shareholders of Buyer or such Affiliate (collectively, “Selling Stockholders”) in any Public Registration, each such time it will give written notice at the applicable address of record to each Seller of its intention to do so. Upon the written request of any of such Seller, given within twenty (20) days after receipt by such Seller of such notice, Buyer will, or will cause its Affiliate to, cause all of the Buyer Shares issued to such Seller in connection with the Transactions (or any shares of Buyer’s capital stock or any securities convertible into, exercisable for, or exchangeable for shares of Buyer’s capital stock, including any equity securities issued to such Seller by Buyer (or its successor-in interest) in exchange for the Buyer Shares) of said requesting Seller to be registered in such Public Registration and qualified for sale under all applicable Laws, including state blue sky law, all to the extent required to permit such sale or other disposition of the Buyer Shares issued to such Seller in connection with the Transactions (or any shares of Buyer’s capital stock or any securities convertible into, exercisable for, or exchangeable for shares of Buyer’s capital stock, including any equity securities issued to such Seller by Buyer (or its successor-in interest); provided, however, that if Buyer is advised in writing in good faith by any managing underwriter of Buyer’s or its Affiliate’s securities being offered in a Public Registration that the amount to be sold by Selling Stockholders (including Sellers) is greater than the amount that can be offered without adversely affecting the offering, Buyer or its Affiliate, as applicable, may reduce the amount offered for the accounts of Selling Stockholders (including Sellers) to a number deemed satisfactory by such managing underwriter on a pro rata basis, subject to the requirement securities held by any Persons not having any such contractual, incidental registration rights, shall be excluded in their entirety before any of such Seller’s securities are excluded.

8.7 Tax Treatment. Unless otherwise required by applicable Law, Buyer, the Company and each Seller shall treat any payment or reimbursement received pursuant to this Article 8 as an adjustment to the Purchased Shares Purchase Price for Tax and financial reporting purposes.

8.8 Exclusive Remedies. Subject to a party’s rights to seek specific performance as expressly set forth in this Agreement, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8.

ARTICLE 9

INTENTIONALLY OMITTED

ARTICLE 10

MISCELLANEOUS

10.1 Tax Matters.

(a) Pre-Closing Income Tax Returns. Sellers shall, at their own expense, prepare (in a manner consistent with past practices unless otherwise required by applicable Law) and file all income Tax Returns required to be filed with respect to the Company for all Tax periods ending on or before the Closing Date (“Pre-Closing Income Tax Returns”), and Sellers shall pay, or cause to be paid, all Taxes of the Company shown to be due thereon. All such Pre-Closing Income Tax Returns shall be prepared in accordance with the past practice of the Company in filing its Tax Returns unless otherwise required by applicable Law. Notwithstanding the foregoing, Sellers shall submit all Pre-Closing Income Tax Returns to Buyer for review and comment at least thirty (30) days before the due date of such Pre-Closing Income Tax Returns, shall incorporate any comments provided by Buyer, and shall not file any Pre-Closing Income Tax Return without the consent of Buyer, in each case, not to be unreasonably withheld.

(b) Other Tax Returns. Without the prior written consent of Buyer, after the Closing Date, neither Sellers nor the Company shall, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, file or amend any Tax Return, or take any position on any Tax Return. The Company shall, at its expense, be responsible for preparing, or causing to be prepared, and file or cause to be filed, all Tax Returns with respect to the Company other than those filed pursuant to Section 10.1(a). Sellers shall pay, or cause to be paid, all Taxes due with respect to Tax Returns in respect of the Company that relate to the Company’s Pre- Closing Tax Periods. Sellers shall make any payment due to the Company under this Section 10.1(b) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority.

(c) Books and Records; Cooperation. The Company, Sellers, and Buyer shall, upon reasonable notice, provide the other party with the right to have access to, and to copy and use, any records or information in its possession or control that may be relevant in connection with the preparation of any Tax Returns with respect to the Company (and with respect to Buyer’s obligation to Sellers, only with respect to Tax Returns with respect to the Company for periods or portions thereof ending on or before the Closing Date in connection with this Section 10.1(c) but not for periods thereafter), or any audit or other examination by any authority or any judicial or administrative proceeding relating to liability, assessment, notice of delinquency or other adjustment or proposed adjustment with respect to the Company for Taxes (each, a “Tax Contest”). Each party shall provide the other party with such additional cooperation and assistance in matters related to Taxes as may be reasonably requested. Such cooperation shall include taking all commercially reasonable and legally permissible actions to minimize the amount of any applicable Tax, obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Each party shall reimburse the other party for reasonable out-of-pocket expenses incurred by it in providing access or assistance requested by the other party pursuant to this Section 10.1(c).

(d) Tax Contests. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to control the conduct and defense of any Tax Contest relating to Taxes from a Pre-Closing Tax Period, including any settlement or compromise thereof, provided that Sellers shall be entitled, at their own expense, to be able participate in, but not to determine or conduct, the defense of such Tax Contest, provided, further, that, whether or not either Seller elects to participate in any such Tax Contest, Buyer shall not agree to any settlement or resolution of all or any portion of any such Tax Contest without first obtaining Sellers’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(e) Straddle Period Allocation. For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, and for which Sellers shall be liable, shall be determined as follows:

(i) in the case of Taxes imposed on a periodic basis (such as real property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) in the case of Taxes not described in clause (i) above (such as Taxes based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date (determined by treating the taxable year of any Person in which the Company owns an equity interest as similarly ending on the close of business of the Closing Date), provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing Date, shall be allocated between the period before and after the Closing Date on a daily basis.

(f) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated prior to or as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g) Conflicts. To the extent of any conflict between this Section 10.1 and any other provision of this Agreement, this Section 10.1 shall govern with respect to Tax matters.

10.2 Successors and Assigns. This Agreement will not be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without the prior written consent of the other parties shall be null and void, except that (a) Buyer may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations to any of its Affiliates, (b) Buyer may assign its rights to any Person to whom Buyer transfers any interests in the Shares and (c) Buyer may assign its rights to any provider of debt financing to it or any of its Affiliates (in the form of a customary collateral assignment); provided that no such assignment shall relieve Buyer of any of its obligations hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.3 Governing Law; Venue.

(a) This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of laws rules of any jurisdiction that would cause the application of the laws of any jurisdictions other than the Commonwealth of Massachusetts. Federal law shall not be applied to any aspect of the performance, interpretation, or resolution of disputes arising under this Agreement. The parties recognize that cannabis manufacturing and businesses are illegal under federal Law, but are permitted under Massachusetts Law if in compliance with Massachusetts statutes and regulations. The parties agree not to raise any defense or make any argument against the enforceability or performance of this Agreement based on the illegality of cannabis under federal Law, or the Law of any other state.

(b) Subject to Section 2.2(c), the parties hereto irrevocably consent that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby, or any other agreement, document or instrument arising out of or executed in connection with this Agreement, shall be brought solely in and exclusively determined by the state courts situated in the County of Suffolk, City of Boston, Commonwealth of Massachusetts. Each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction of the state courts situated in the County of Suffolk, City of Boston, Commonwealth of Massachusetts to any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof and hereby expressly and irrevocably waives any claim or defense in any action or proceeding brought in said jurisdictions based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis.

(c) EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by facsimile or email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All notices and other communications shall be sent to the respective parties as follows:

If to Sellers (or to the Company prior to the Closing) to:

Paul Overgaag

Email:

Nathaniel Averill

Email:

with a copy (which shall not constitute notice) to:

Goulston & Storrs

400 Atlantic Avenue

Boston, MA 02110

Facsimile:	(617) 574-4112
Email:	jcushing@goulstonstorrs.com; llingenfelter@goulstonstorrs.com
Attention:	John C. Cushing; Linh Lingenfelter

If to Buyer (or to the Company after the Closing) to:

4Front Holdings LLC 5060 N. 40th Street, Suite 120
Phoenix, AZ 85018
Email:	josh@4frontventures.com
Attention:	Josh Rosen, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.
One Arizona Center 400 E. Van Buren Street, Suite 1900
Phoenix, AZ 85004
Facsimile:	(602) 382-6070
Email	bschippel@swlaw.com; jscudder@swlaw.com
Attention:	Bahar Schippel; Jeffrey A. Scudder

10.6 Expenses. All costs and expenses incurred by any party to this Agreement in connection with this Agreement and the Transactions shall be paid by such party.

10.7 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.8 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of Buyer and Sellers.

10.9 Specific Performance. The parties agree that irreparable damage may occur and that the parties hereto would not have any adequate remedy at law in the event of any breach or threatened breach of any covenant, obligation or other provision of this Agreement. It is accordingly agreed that the parties hereto may be entitled to (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), such remedies being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable Law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties hereby waive any provision of Law which renders any provisions hereof prohibited or unenforceable in any respect.

10.11 Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

10.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

10.13 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures follow]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

COMPANY:

HEALTHY PHARMS, INC.

By:

Name:	Nathaniel Averill
Title:	President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

SELLERS:

Paul Overgaag

Nathaniel Averill

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

4FRONT HOLDINGS LLC

By:

Name:	Joshua N. Rosen
Title:	Manager and CEO

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Schedule 1.1

Sample Closing Net Working Capital Calculation

[see attached]

Schedule 2.1(f)

Closing Date Payment Schedule

[see attached]

Schedule 2.3

Inventory; Net Inventory Value

[see attached]

Exhibit A

Form of Release

[see attached]

Exhibit B

Form of Independent Contractor Agreement

[see attached]

Exhibit C

Form of Amended and Restated Lease (Cambridge Location)

[see attached]

Exhibit D

Form of Amended and Restated Lease (Georgetown Location)

[see attached]

Exhibit E

Form of Note

[see attached]

Exhibit F

Form of Security Agreement

[see attached]

Exhibit G

Form of Termination Agreement

[see attached]